UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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NASH-FINCH COMPANY

(Name of Registrant as Specified In Its Charter)

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NASH-FINCH COMPANY

Notice of the Annual Meeting of Stockholders
Walker Art Center
McGuire Room
1750 Hennepin Avenue
Minneapolis, Minnesota 55403
May 13, 2008

     The 2008 Annual Meeting of Stockholders of Nash-Finch Company will be held on May 13, 2008, at 10:00 a.m., Central Daylight Time, at the address shown above for the following purposes:
1.	To approve an amendment to our Restated Certificate of Incorporation to declassify our Board of Directors so that each member of our Board of Directors will be elected annually. (Proposal No. 1)

2.	To approve an amendment to our Restated Certificate of Incorporation to set the number of directors to be not less than seven nor more than twelve. (Proposal No. 2)

3.	To elect seven directors to serve until the 2009 annual meeting of stockholders, unless Proposal No. 1 is not approved, in which case, to elect two individuals to serve as Class C directors until the 2011 annual meeting of stockholders. (Proposal No. 3)

4.	To approve an amendment to the Nash-Finch Company 2000 Stock Incentive Plan (the “2000 Plan”) to: (i) clarify that the committee of the Board administering the 2000 Plan may select one criterion or multiple criteria for measuring performance and that any of the “Performance Criteria” may be calculated by including or excluding any one or more specific items or categories of items (including projections); (ii) amend the definition of a Change in Control so that it conforms to the definition of a Change in Control set forth in the form Change in Control Agreements filed on Form 8-K on March 1, 2007; and (iii) remove the limitation on the number of shares of common stock that may be granted pursuant to Restricted Stock Awards, Performance Units or Stock Bonuses under the Plan. (Proposal No. 4)

5.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. (Proposal No. 5)

6.	To transact such other business as may properly come before the meeting. (Proposal No. 6)
     Only stockholders of record as shown on the books of Nash Finch as of the close of business on April 10, 2008, are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Stockholders are entitled to one vote for each share held of record at that time.
     Nash Finch’s proxy statement is attached to this notice. Financial and other information about Nash Finch is contained in its annual report on Form 10-K for the fiscal year ended December 29, 2007.

By Order of the Board of Directors

Kathleen M. Mahoney
Senior Vice President, Secretary & General Counsel

Minneapolis, Minnesota
April 11, 2008

Page
There are Three Ways to Vote Your Proxy	1
Introduction	2
Purpose of the Annual Meeting	3
Voting Procedures	4
Proposal Number 1 : Approval of Amendment to the Restated Certificate of Incorporation of the Company to Eliminate the Classification of the Board of Directors	6
Proposal Number 2 : Approval of Amendment to the Restated Certificate of Incorporation of the Company to Set the Number of Directors to Be Not Less Than Seven Nor More Than Twelve Directors	8
Proposal Number 3 : Election of Directors	9
Information About Directors and Nominees	10
Information About the Board of Directors and Its Committees	11
Compensation and Management Development Committee Procedures	13
Compensation of Directors	14
Proposal Number 4 : Amendments to the 2000 Stock Incentive Plan	16
Summary of the 2000 Plan	17
Proposal Number 5 : Ratification of the Selection of Ernst & Young LLP as The Company’s Independent Registered Public Accounting Firm	22
Corporate Governance	23
Security Ownership of Certain Beneficial Owners	27
Security Ownership of Management	29
Executive Compensation and Other Benefits	32
Compensation and Management Development Committee Report	32
Compensation Discussion and Analysis	32
Audit and Finance Committee Report	58
Independent Auditors	59
Section 16(a) Beneficial Ownership Reporting Compliance	60
2009 Stockholder Proposals	60
Householding Information	60
Miscellaneous	61
Appendix I. Proposed Amendments to the Nash Finch Restated Certificate of Incorporation	I-1
Appendix II. Amended 2000 Stock Incentive Plan	II-1
Appendix III. Audit and Finance Committee Charter	III-1
Appendix IV. Corporate Governance Committee Charter	IV-1
Appendix V. Compensation and Management Development Committee Charter	V-1

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting. For additional instructions on voting by telephone or the Internet, please refer to the following page or to your proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them on voting your shares.
THERE ARE THREE WAYS TO VOTE YOUR PROXY
     If you are a stockholder of record, your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or by the Internet saves us administrative and postage costs.
Vote by Phone — Toll Free — 1-800-560-1965 — Quick, Easy, Immediate
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 noon, Central Daylight Time, on May 12, 2008.

•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions the voice provides you.
Vote by Internet — http://www.eproxy.com/nafc/ — Quick, Easy, Immediate
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon, Central Daylight Time, on May 12, 2008.

•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
Vote by Mail
•	Mark your voting choices on the proxy card, sign it and date it.

•	Return the proxy card in the postage-paid envelope we’ve provided, or send it to Nash-Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
     If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or via the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

NASH-FINCH COMPANY
7600 France Avenue South
Minneapolis, Minnesota 55435
(952) 832-0534

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2008

INTRODUCTION
     The Board of Directors of Nash-Finch Company solicits your proxy for use at the Annual Meeting of Stockholders to be held Tuesday, May 13, 2008, at 10:00 a.m., Central Daylight Time, at the Walker Art Center, McGuire Room, 1750 Hennepin Avenue, Minneapolis, Minnesota 55403, and at any adjournment or adjournments thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in such proxy.
     Whether you have voted by telephone, the Internet or mail, you may change your vote and revoke your proxy by:
•	sending a written statement to that effect to the Secretary of Nash Finch;

•	voting by Internet or telephone at a later time;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Annual Meeting.
     A stockholder who attends the Annual Meeting need not revoke his or her proxy card and vote in person, unless he or she wishes to do so.
      This proxy statement is first being mailed to our stockholders on or about April 11, 2008.

PURPOSE OF THE ANNUAL MEETING
     We will conduct the following business at the Annual Meeting:
1.	To approve an amendment to our Restated Certificate of Incorporation to declassify our Board of Directors so that each member of our Board of Directors will be elected annually. (Proposal No. 1)

2.	To approve an amendment to our Restated Certificate of Incorporation to set the number of directors to be not less than seven nor more than twelve. (Proposal No. 2)

3.	To elect seven directors to serve until the 2009 annual meeting of stockholders, unless Proposal No. 1 is not approved, in which case, to elect two individuals to serve as Class C directors until the 2011 annual meeting of stockholders. (Proposal No. 3)

4.	To approve an amendment to the Nash-Finch Company 2000 Stock Incentive Plan (the “2000 Plan”) to: (i) clarify that the committee of the Board administering the 2000 Plan may select one criterion or multiple criteria for measuring performance and that any of the “Performance Criteria” may be calculated by including or excluding any one or more specific items or categories of items (including projections); (ii) amend the definition of a Change in Control so that it conforms to the definition of a Change in Control set forth in the form Change in Control Agreements filed on Form 8-K on February 27, 2007; and (iii) remove the limitation on the number of shares of common stock that may be granted pursuant to Restricted Stock Awards, Performance Units or Stock Bonuses under the Plan. (Proposal No. 4)

5.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. (Proposal No. 5)

6.	To transact such other business as may properly come before the meeting. (Proposal No. 6)
     Only stockholders of record as shown on the books of Nash Finch as of the close of business on April 10, 2008, are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Stockholders are entitled to one vote for each share held of record at that time.

VOTING PROCEDURES
Quorum Requirement
     The close of business on Thursday, April 10, 2008 has been fixed by our Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On April 10, 2008, we had outstanding 12,806,512 shares of our common stock, par value $1.66 2/3 per share. Each share of our common stock entitles the holder to one vote at the Annual Meeting, and no cumulative voting is allowed. A majority of the total shares of common stock issued and outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the meeting for purposes of determining a quorum if you:
•	Are present and vote in person at the meeting; or

•	Have properly submitted a proxy card or voted over the telephone or the Internet on a timely basis.
     If you vote in person at the meeting or submit a proxy (by telephone, the Internet or mail), your shares will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, even if you withhold votes from director nominees, or abstain or fail to vote on particular matters, or if a “broker non-vote” (described below) occurs on a particular matter.
Vote Required and Voting Process
     Approval of Amendments to our Restated Certificate of Incorporation. The approval of the amendments to our Restated Certificate of Incorporation (Proposals No. 1 and No. 2) requires the affirmative vote of not less than 75% of the total shares of our common stock outstanding and entitled to vote at the meeting. Stockholders may vote “for” or “against” these proposals, or abstain from voting on them. If you abstain from voting on these proposals, it will have the same effect as a vote against these proposals.
     Election of Directors. The election of the directors (Proposal No. 3) requires the affirmative vote of a majority of the total shares of our common stock present at the meeting (whether in person or by proxy) and entitled to vote on the election of directors. Stockholders may vote for all nominees for director, or withhold authority to vote for some or all nominees. Shares for which votes are withheld on the election of any director will have the same effect as a vote against that director.
     Approval of Amendments to the 2000 Stock Incentive Plan. The approval of the amendments to the 2000 Stock Incentive Plan (Proposal No. 4) requires the affirmative vote of a majority of the total shares of our common stock present at the meeting (whether in person or by proxy) and entitled to vote on this proposal. Stockholders may vote “for” or “against” this proposal, or abstain from voting on it. If you abstain from voting on this proposal, it will have the same effect as a vote against this proposal.
     Ratification of the Selection of Ernst & Young LLP as our independent registered public accounting firm. The ratification of the selection of Ernst & Young as our independent registered accounting firm (Proposal No. 5) requires the affirmative vote of a majority of the total shares of our common stock present at the meeting (whether in person or by proxy) and entitled to vote on this proposal. Stockholders may vote “for” or “against” this proposal, or abstain from voting on it. If you abstain from voting on this proposal, it will have the same effect as a vote against this proposal.
     The individuals named as proxies on your proxy card will vote your shares as you direct on your proxy card. If you do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, you will have provided the named proxies with discretionary authority to vote, and they will vote your shares (i) FOR the approval of amendment to our Restated Certificate of Incorporation to declassify our Board of Directors (Proposal No. 1), (ii) FOR the approval of amendment to our Restated Certificate of Incorporation to set the number of directors to be not less than seven nor more than twelve (Proposal No. 2), (iii) FOR the election of all seven Director nominees in the event the stockholders approve Proposal No. 1 (Proposal No. 3(a)) or FOR the election of both Director nominees in the event the stockholders do not approve Proposal No. 1 (Proposal No. 3(b)),

(iv) FOR the amendments to the 2000 Stock Incentive Plan (Proposal No. 4), (v) FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal No. 5) and (vi) according to their best judgment with respect to any other matter which may properly come before the Annual Meeting, or any adjournment of the meeting. This includes any matter as to which we did not receive advance notice on or before February 15, 2008.
     Ballots will be passed out during the meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the meeting.

PROPOSAL NUMBER 1: APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS
     The Board of Directors is currently separated into three classes, serving staggered terms. Each year, stockholders are requested to elect the directors comprising one of the classes for a three-year term. Because of the classified Board structure, stockholders have the opportunity to vote on approximately one-third of the directors each year.
     The Board of Directors, upon recommendation of the Corporate Governance Committee, has adopted resolutions setting forth a proposed amendment to Article VIII of the Restated Certificate of Incorporation to eliminate the classified Board structure, contingent upon the approval of the stockholders. The Board has declared this amendment advisable and in the best interest of the Company and its stockholders, and resolved to submit the amendment to the Company’s stockholders for consideration. The amendment to the Restated Certificate of Incorporation proposed for adoption in this Proposal No. 1 is set forth in Appendix I to this proxy statement and is incorporated herein by reference. Deletions are indicated by strikeout and additions are indicated by underlining.
Background
     When the Company adopted a classified Board structure over twenty years ago, it believed that a classified Board would ensure that experienced Board members with familiarity of the Company’s business operations would serve on the Board at all times and that control of the Board would not abruptly shift in the event of a sudden acquisition of a substantial portion of the Company’s stock by an unrelated person, group or entity.
     The Board, over the years, has considered carefully the advantages and disadvantages of maintaining a classified Board structure, and in the past concluded that it would be in the best interests of the Company and its stockholders to maintain the classified Board. This year, the Board, in consultation with its advisors, has once again given due consideration to the various arguments for and against a classified Board. After this review, the Board, upon the recommendation of the Corporate Governance Committee, has determined that it is an appropriate time to propose declassifying the Board. The Board believes that stockholders should have an opportunity to vote on all directors each year and that elimination of the classified Board structure will be an effective way to maintain and enhance the accountability and responsiveness of the Board.
     In making its determination to remove the classified Board, the Board has considered that declassification will have the effect of reducing the time required for a majority stockholder or group of stockholders to replace a majority of the Board in any single year, rather than after two years in the current classified structure. However, classified boards are felt by some to reduce the accountability of directors because they limit the ability of stockholders to evaluate and elect all directors on an annual basis. The Board believes the advantages of a declassified board outweigh the considerations in favor of retaining a classified board structure.
Effect of Voting Results and Vote Required
     If the stockholders approve Proposal No. 1, each of the Company’s directors not otherwise standing for re-election at the 2008 Annual Meeting of Stockholders has agreed to shorten his existing term so that it concludes at the time of the effectiveness of the amendment. In that regard, stockholders will be asked to vote for all seven directors at the 2008 Annual Meeting of Stockholders, each for a one-year term that will expire at next year’s Annual Meeting of Stockholders or until his successor has been elected and qualified, pursuant to Proposal No. 3(a) below. The entire Board will be subject to annual elections at all future annual meetings of stockholders.
     If the stockholders do not approve Proposal No. 1, the Board will remain classified, and the stockholders will be asked, pursuant to Proposal No. 3(b) below, to vote for the election of two directors to serve for three-year terms expiring at the 2011 Annual Meeting of Stockholders or until his successor has been elected and qualified.
     As set forth in the Restated Certificate of Incorporation, approval of the amendment to the Restated Certificate of Incorporation to eliminate the classification of the Board requires the affirmative vote of holders of not less than 75% of all outstanding shares entitled to vote as of the record date, or approximately 9,604,844 shares.

Abstentions and broker non-votes, if any, will have the effect of a vote against the proposal. If the stockholders approve this proposal, the amendment to the Restated Certificate of Incorporation will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware.
     The Board has approved corresponding amendments to Article III, Section 1 of the Company’s Bylaws relating to declassification of the Board. Such Bylaw amendments will become effective only if the stockholders approve the declassification amendment to the Restated Certificate of Incorporation.
The Board of Directors recommends that stockholders vote “FOR” Proposal No. 1, the amendment to the Restated Certificate of Incorporation of the Company to declassify the Board.

PROPOSAL NUMBER 2: APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO SET THE NUMBER OF DIRECTORS TO BE NOT LESS THAN SEVEN NOR MORE THAN TWELVE
     Article VIII of the Company’s Restated Certificate of Incorporation currently provides that the size of the Board be between nine and seventeen directors, the exact number being set by the Board from time to time. The Board, upon recommendation of the Corporate Governance Committee, has adopted resolutions setting forth proposed amendments to Article VIII of the Restated Certificate of Incorporation to reduce the minimum number of directors to seven and the maximum number of directors to twelve, contingent upon the approval of the stockholders. The Board has declared this amendment advisable and in the best interests of the Company and its stockholders, and resolved to submit the amendment to the Company’s stockholders for consideration. The amendments to the Restated Certificate of Incorporation proposed for adoption in this Proposal No. 2 is set forth in Appendix I to this proxy statement and are incorporated herein by reference. Deletions are indicated by strikeout and additions are indicated by underlining.
     The Company believes that reducing the size of the Board will enable the Board to act in a more efficient and cost effective manner and streamline the corporate decision making process. Cognizant of the increased costs to stockholders associated with maintaining a larger Board, and consistent with the Board’s commitment to hold itself accountable, the Board has determined that resetting the maximum and minimum numbers of directors is in the best interests of the stockholders. If this Proposal No. 2 is approved by the stockholders, it is expected that the Board will set the number of directors at seven at the annual meeting of directors following the Annual Meeting of Stockholders. Director Jerry L. Ford has agreed to resign his position as a Director effective upon the conclusion of the Annual Meeting of Stockholders to assist the Board’s implementation of a reduction in the size of the Board. In Addition, Carole F. Bitter resigned from the Board, effective March 28, 2008.
Required Vote
     As set forth in the Restated Certificate of Incorporation, approval of the amendment to the Restated Certificate of Incorporation to set the number of directors at not less than seven nor more than twelve requires the affirmative vote of holders of not less than 75% of all outstanding shares entitled to vote as of the record date, or approximately 9,604,844 shares. Abstentions and broker non-votes, if any, will have the effect of a vote against the proposal. If the stockholders approve this proposal, the amendment to the Restated Certificate of Incorporation will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware.
     The Board has approved a corresponding amendment to Article III, Section 1 of the Bylaws relating to the number of directors. Such Bylaw amendment will become effective only if the stockholders approve the amendment to the Restated Certificate of Incorporation.
The Board of Directors recommends that stockholders vote “FOR” Proposal No. 2, the amendment to the Restated Certificate of Incorporation to set the number of directors to be not less than seven nor more than twelve.

PROPOSAL NUMBER 3: ELECTION OF DIRECTORS
     Our Restated Certificate of Incorporation and Bylaws provide that the Board will consist of not less than nine nor more than seventeen members, as determined from time to time by the Board, divided into three classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year. However, if stockholders approve Proposal No. 1 to declassify the Board, all directors will be elected annually.
     John H. Grunewald, a director since 1992, will not stand for reelection because he has reached the mandatory retirement age for directors of 70. The size of the Board will be reduced from its current size of eleven members, the exact number subject to the approval by Stockholders of Proposal No. 2.
Required Vote
     The affirmative vote of a majority of the total shares of common stock represented in person or by proxy and entitled to vote is required for the election of each of the nominees. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of all nominees named in the proxy card, unless otherwise directed by the stockholder. While the Board has no reason to believe that any of the persons named will not be available as a candidate, if such a situation arises, the proxy will be voted to elect such other person as determined in the discretion of the proxies named on the enclosed proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Proposal No. 3(a): Election of seven directors to serve for one-year terms in the event Proposal No. 1 is approved by the stockholders.
     In the event the stockholders approve Proposal No. 1 to declassify the Board, the Board has nominated the following seven directors, Robert L. Bagby, Alec C. Covington, Sam K. Duncan, Mickey P. Foret, Douglas A. Hacker, U.S. Army Major General (Ret.) Hawthorne L. Proctor and William R. Voss to stand for election to serve one-year terms expiring at the 2009 Annual Meeting of Stockholders or until his successor shall have been elected and qualified. If the stockholders do not approve Proposal No. 1 to declassify the Board of Directors, this Proposal No. 3(a) will have no effect.
The Board of Directors recommends that stockholders vote “FOR” Proposal No. 3(a), the election of directors for each of the nominees in the event Proposal No. 1 is approved by the stockholders.
Proposal No. 3(b): Election of two directors to serve three-year terms in the event Proposal No. 1 is not approved by the stockholders.
     In the event the stockholders do not approve Proposal No. 1 regarding declassification of the Board of Directors, the Board has nominated the following two directors, Douglas A. Hacker and William R. Voss, to stand for election to serve three-year terms expiring at the 2011 Annual Meeting of Stockholders or until his successor shall have been elected and qualified. If the stockholders approve Proposal No. 1 to declassify the Board of Directors, this Proposal No. 3(b) will have no effect.
The Board of Directors recommends that stockholders vote “FOR” Proposal No. 3(b), the election of directors for each of the nominees in the event Proposal No. 1 is not approved by the stockholders.

Information About Directors and Nominees
     The following information as of March 25, 2008 is provided concerning the potential nominees for election as directors of Nash Finch:

Robert L. Bagby Director since 2005 Age 64	Mr. Bagby formerly was the Chairman of the Board, President and Chief Executive Officer of A.G. Edwards, Inc. and its wholly-owned subsidiary A.G. Edwards & Sons, Inc., a full-service national brokerage firm, holding that position from March 2001 to October 2007. He previously served as Vice Chairman of both A.G. Edwards and A.G. Edwards & Sons from 1996 to March 2001, and has been employed by A.G. Edwards & Sons since 1975. Since 2006, Mr. Bagby has served as Chairman of Wachovia Securities.

Alec C. Covington Director since 2006 Age 51	Mr. Covington has been President and Chief Executive Officer and a Director of the Company since May 2006. Mr. Covington served as President and Chief Executive Officer of Tree of Life, Inc., a marketer and distributor of natural and specialty foods, from February 2004 to May 2006, and for the same period as a member of the Executive Board of Tree of Life’s parent corporation, Royal Wessanen nv, a multi-national food corporation based in the Netherlands. From April 2001 to February 2004, he was Chief Executive Officer of AmeriCold Logistics, LLC, a provider of supply chain solutions in the consumer packaged goods industry. Prior to that time, Mr. Covington served as President of Richfood Inc., a regional food distributor, and Executive Vice President of SuperValu Inc.

Sam K. Duncan Director since 2007 Age 55	Mr. Duncan has been a Director of the Company since August 2007. Mr. Duncan currently serves as Chairman, President and Chief Executive Officer of OfficeMax Incorporated. Prior to joining OfficeMax in 2005, Mr. Duncan was President and Chief Executive Officer of ShopKo Stores, Inc. from 2002-2005. Previously, he held various leadership positions from 1992-2002 at Fred Meyer, Inc., including President of Fred Meyer and President of Ralph’s Supermarkets. Mr. Duncan worked from 1969-1992 at Albertson’s, Inc.

Mickey P. Foret Director since 2005 Age 62	Mr. Foret has been President of Aviation Consultants, LLC, which provides consulting services to commercial airlines, since December 2002. Mr. Foret previously served as Executive Vice President and Chief Financial Officer of Northwest Airlines from September 1998 to September 2002. Mr. Foret also serves as a director of ADC Telecommunications, Inc., a supplier of communications infrastructure solutions, Northwest Airlines Corporation and URS Corporation, an engineering design services firm.

Douglas A. Hacker Director since 2005 Age 52	Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to this position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. In December 2002, UAL Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code, and emerged from bankruptcy on February 1, 2006. Mr. Hacker also serves as a director or trustee of a series of open-end and closed-end investment companies that are part of the Columbia family of mutual funds and as a Director of Aircastle Limited, a commercial aircraft leasing company.

U.S. Army Major General (Ret.) Hawthorne L. Proctor Director since 2007 Age 60	Major General (Ret.) Proctor has been a Director of the Company since August 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia Quartermaster General of the United States Army, and J3, Defense Logistics Agency. After retiring from the United States Army, Major General (Ret.) Proctor served from 2004 to 2006 as Chief Operating Officer for Innovative Logistics Techniques, Inc. (INNOLOG), an integrator of logistics systems for homeland security, defense and state and local government agencies. In November 2006, he became principal owner and COO of Proctor, Petersen & Marcum, Inc., a small service disabled veteran owned business.

William R. Voss Director since 1998 Chairman since 2006 Age 54	Mr. Voss has been Chairman of the Company’s Board since May 2006. Mr. Voss has served as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm, for more than five years. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor, as Chief Executive Officer of McCain Foods, Inc. and as President of Pilgrims Pride Corporation. He also served as a principal with Booz, Allen & Hamilton, management consultants.
Information About the Board of Directors and Its Committees
     The Board has three standing committees, each of which is comprised exclusively of independent directors, as determined by the Board, and operates under a written charter adopted by the Board setting forth its purposes, authority and responsibilities. A current copy of the Audit and Finance Committee Charter, which was lasted amended on November 5, 2007, is included as Appendix III to this proxy statement. Current copies of the Corporate Governance Committee Charter and the Compensation and Management Development Committee Charter, both of which were lasted amended on April 24, 2007, are included as Appendix IV and Appendix V, respectively, to this proxy statement. A current copy of each committee’s charter can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Board has also determined that a majority of the members of the Audit and Finance Committee, including the Chairman, Douglas A. Hacker, are “audit committee financial experts” as that term is defined in Item 407(d)(5) of the SEC’s Regulation S-K. The principal functions of the committees are described below.
Audit and Finance Committee
•	Assists the Board in its general oversight of the Company’s accounting and financial reporting processes, financial and disclosure controls and compliance processes, and of the independent audits of the Company’s financial statements.

•	Selects the firm to be appointed as Nash Finch’s independent auditor, and evaluates its qualifications, performance and independence.

•	Reviews and approves the scope of the annual independent audit and the internal audit program.

•	Reviews and discusses with management and the independent auditor accounting and audit principles and practices and the adequacy and effectiveness of accounting and financial controls.

•	Gives prior approval to all audit and non-audit services performed by the independent auditor.

•	Meets independently with internal audit and the independent auditor to discuss the results of their examinations.

•	Reviews with management and the independent auditor the periodic reports to be filed by Nash Finch with the SEC.

•	Reviews and approves in advance certain related party transactions involving the Company. See “Corporate Governance—Related Party Transaction Policy and Procedures.”
Corporate Governance Committee
•	Considers and recommends to the Board the size of the Board, nominees for election as director (including those recommended by stockholders), nominees for appointment to standing Board committees as well as policies relating to the functions of such committees.

•	Considers and recommends to the Board proposals regarding director compensation.

•	Implements and monitors the Board’s governance guidelines and recommends to the Board any modifications to the guidelines.

•	Conducts an annual evaluation of overall Board performance and its governance processes and periodic evaluations of individual directors.
Compensation and Management Development Committee
•	Reviews and approves salaries and incentive plan goals and awards for Section 16 officers as that term is defined in Section 16 of the Securities Exchange Act of 1934 (“Section 16 officers”), and in doing so for the CEO considers the results of the assessment conducted by the Corporate Governance Committee.

•	Oversees the Company’s incentive compensation, deferred compensation, profit sharing, equity-based compensation and supplemental retirement plans for employees, including approval of equity-based compensation awards for Section 16 officers.

•	Considers and recommends to the Board nominees for election as officers.

•	Reviews the Company’s compensation structure for executive and management employees, and submits to the Board recommendations regarding changes, including new or revised compensation plans.

•	Reviews and monitors compliance with officer and director stock ownership guidelines.

•	Reviews management development plans and succession for Section 16 officers and other key executives.

     The following table summarizes the current membership of the Board and each of its standing committees, as well as the number of times the Board and each committee met during the fiscal year ended December 29, 2007:

Compensation
			and Management	Corporate
	Board of	Audit and Finance	Development	Governance
	Directors	Committee	Committee	Committee
Robert L. Bagby	X		X	X
Carole F. Bitter	X	X	X
Alec C. Covington	X
Sam K. Duncan	X		X	X
Jerry L. Ford	X	X		X
Mickey P. Foret	X	X	Chairman
John H. Grunewald	X	X		Chairman
Douglas A. Hacker	X	Chairman	X
Hawthorne L. Proctor	X	X		X
William R. Voss	Chairman
William H. Weintraub	X		X	X
Number of fiscal 2007 meetings	7	5	7	5
     Each director attended at least 89% of the combination of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served that were held during fiscal 2007 or that portion of fiscal 2007 during which that individual was a director. The directors attended 98% of the combination of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which each director served that was held during fiscal 2007.
Compensation and Management Development Committee Procedures
     Our Board of Directors has charged the Compensation and Management Development Committee with the responsibility to review and either act on behalf of the Board or make recommendations to the Board concerning compensation for Section 16 officers and review management development plans and succession for Section 16 officers and other key executives.
     Under the Compensation and Management Development Committee Charter, which was last amended on April 24, 2007, the Committee may form and delegate authority to subcommittees consisting of one or more members when deemed appropriate by the Committee. The Committee may also delegate to the CEO the authority, within pre-existing guidelines established by the Committee, to approve equity compensation awards to employees other than Section 16 officers of the Company under established stock-based compensation plans of the Company. Any exercise of delegated authority will be reported to the Committee at its next regularly scheduled meeting.
     In addition, the Committee has the authority to retain and terminate any compensation consulting firm, independent counsel or other advisors as the Committee may deem appropriate to assist in its evaluation of executive compensation. In the course of advising the Committee, the compensation consulting firm may be asked to provide guidance and support to management in connection with matters that are reviewed by the Committee. Under its charter, the Committee has the sole authority to approve related fees and retention terms. Pursuant to its authority, the Committee engaged two independent consultant firms in 2007: Pearl Meyer & Partners and Towers Perrin, LLC. Pearl Meyer & Partners began the year as the Committee’s independent consultant and served in that role until June 2007. The Committee selected Towers Perrin, LLC as its consultant in June 2007, following its consideration of several firms to fill the role of independent compensation consultants during 2007.
     The Committee generally consults with management regarding employee compensation matters, receives a recommendation from the Audit and Finance Committee for the compensation of the Vice President, Internal Audit and our CEO makes compensation recommendations for Section 16 officers, excluding our CEO.

Compensation and Management Development Committee Interlocks and Insider Participation
     No member of the Compensation and Management Development Committee is now, or was during 2007 or any time prior thereto, an officer or employee of the Company. No member of the Compensation and Management Development Committee had any relationship with the Company during 2007 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves, or ever has served, as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board of Directors or the Compensation and Management Development Committee.
Compensation of Directors
     Compensation for our non-employee Directors for 2007 was comprised of: cash compensation, consisting of an annual retainer, retainers for committee members, Committee Chairs, the Chairman of the Board and the Chairman of the Board Emeritus, and meeting fees; and equity compensation in the form of restricted stock units. The Chairman of the Board Emeritus retainer was paid to Allister Graham for the portion of 2007 (January 1, 2007 through May 15, 2007) in which he served as a member of the Board. In addition, non-employee Directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.
     Our goal in setting compensation for our non-employee Directors is to remain competitive in attracting and retaining high quality directors. We also recognize that over the past few years, there has been an increase in board responsibilities and potential liability.
Elements of Director Compensation for 2007
     The following table lists the elements of non-employee Director cash and equity compensation for 2007:

Compensation Component	2007 Compensation Program
Annual Board and committee retainer	$50,000
Annual Board Chairman retainer	$150,000
Annual Board Chairman Emeritus retainer	$150,000
Annual Committee Chairman retainer	Corporate Governance — $5,000
Audit and Finance — $10,000
Compensation and Management Development Committee — $10,000
Board meeting fee	In person — $1,500 Telephonic — $750
Committee meeting fee	In person — $1,250 Telephonic — $625
Restricted stock units	Annual grant with face value of $45,000
Deferred Compensation	No change to the plan
     Restricted Stock Units. Restricted stock units, which are a form of performance units authorized under the Nash Finch 2000 Stock Incentive Plan, will vest six months after they are granted (subject to earlier vesting in the event of a director’s death or disability or a change in control of Nash Finch). Settlement of restricted stock units will occur six months after termination of service as a director. Restricted stock units may be settled only in shares of Nash Finch common stock, with one share of stock issued for each restricted stock unit held. Settlement of restricted stock units will be accelerated upon a change in control of Nash Finch, unless a director waives the right to such acceleration. Restricted stock unit account balances are credited with additional units representing the deemed reinvestment of dividend equivalents.
     Deferred Compensation. Non-employee Directors have been permitted to defer the receipt of their cash and stock compensation for 2004 and previous calendar years pursuant to the 1997 Non-Employee Director Stock Compensation Plan (“1997 Plan”), and are permitted to defer the receipt of their cash compensation for 2005 and subsequent calendar years pursuant to the Director Deferred Compensation Plan. The Director Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. In connection with the adoption of this plan, the Board froze participation in the 1997 Plan as of December 30, 2004. Each plan generally permits a participant to annually defer all or a portion of his or her cash compensation for service as a Director of the Company, and have the amount deferred credited to either a cash account, the balance of which fluctuates with the performance of investment funds in which the amounts are deemed invested, or a share account in which amounts deferred are converted to share units, each of which represents the right to receive one share of Nash Finch common stock. The amounts deferred are payable upon termination of service as a Director, with amounts deferred to the cash account payable only in cash and amounts deferred to the share account payable only in stock. The Company has established a benefits protection trust to serve as the source of funds and securities to satisfy the Company’s deferred compensation obligations to Directors under these plans, and is funding the trust at a level equal to the amount of such obligations.
Non-Employee Director Compensation Table
Director Compensation for the Fiscal Year Ended December 29, 2007

					Change in
					Pension Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)(4)	($)
Robert L. Bagby	70,000	45,000	—	—	—	2,464	117,464
Carole F. Bitter	74,375	45,000	—	—	12,154	24,403	155,932
Sam K. Duncan	29,083	—	—	—	—	—	29,083
Jerry L. Ford	72,500	45,000	—	—	1,216	10,295	129,011
Mickey P. Foret	84,375	45,000	—	—	—	2,621	131,996
Allister P. Graham (5)	86,875	—	—	—	—	28,600	115,475
John H. Grunewald	77,500	45,000	—	—	—	13,515	136,015
Douglas A. Hacker	84,375	45,000	—	—	—	2,621	131,996
Hawthorne L. Proctor	28,458	—	—	—	—	—	28,458
William R. Voss	228,750	45,000	—	—	4,225	18,587	296,562
William H. Weintraub	73,625	45,000	—	—	9,010	5,649	133,284

(1)	Non-employee Directors are permitted to defer the receipt of cash compensation as described under “Elements of Director Compensation for 2007 — Deferred Compensation.” Following is the portion of compensation deferred by the non-employee Directors during fiscal year 2007:

	Cash	Stock	Total
Director	Account	Account	Deferred
Carole F. Bitter	$74,375	$—	$74,375
Robert L. Bagby	—	70,000	70,000
Jerry L. Ford	10,000	10,000	20,000
William R. Voss	228,750	—	228,750

(2)	The value for stock awards reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 29, 2007, in accordance with Statement of Financial Standards No. 123 (Revised) Share-Based Payment (“FAS 123(R)”) of restricted stock units issued immediately following the annual meeting of stockholders of Nash Finch. These awards are further described in “Elements of Director Compensation for 2007 —Restricted Stock Units.” The number of restricted stock units awarded to each Director is determined by dividing $45,000 by the fair market value (average of the high and the low price) of a share of Nash-Finch Company common stock on the date the restricted stock units are awarded.

(3)	Reflects above market earnings on deferred compensation account balances.

(4)	Reflects the value of dividend equivalents credited to each Director’s stock unit account balance.

(5)	Mr. Graham retired from the Board on May 15, 2007.

PROPOSAL NUMBER 4: AMENDMENTS TO THE 2000 STOCK INCENTIVE PLAN
Introduction
     On February 22, 2000, our Board of Directors adopted the 2000 Stock Incentive Plan, referred to as the “2000 Plan.” The 2000 Plan was approved by the stockholders on May 9, 2000. The 2000 Plan was amended by our Board of Directors on February 19, 2002 and the amendment was approved by the stockholders on May 14, 2002. The 2000 Plan was last amended by our Board of Directors on February 22, 2005 and the amendment was approved by the stockholders on May 10, 2005. Under the 2000 Plan, incentive awards consisting of stock options, stock appreciation rights, restricted stock awards, performance units and stock bonuses may be made to employees, non-employee Directors, consultants and independent contractors of Nash Finch and its subsidiaries.
     The purpose of the 2000 Plan is to support the maximization of long-term value creation for Nash Finch and its stockholders by enabling Nash Finch and its subsidiaries to attract and retain persons of ability to perform services by providing an incentive to such individuals through equity participation in Nash Finch, and by rewarding such individuals who contribute to the achievement of our economic objectives.
     On February 25, 2008, our Board of Directors approved the following amendments to the 2000 Plan, subject to stockholder approval at the Annual Meeting:
•	Amend the definition of “Performance Criteria” to clarify that the Compensation and Management Development Committee (the “Committee”) may select one criterion or multiple criteria for measuring performance, and that any of the performance criteria may be calculated by including or excluding any one or more specific items or categories of items (including projections) as designated by the Committee. If this Proposal No. 4 is approved, the ultimate paragraph of the definition of “Performance Criteria” included in the 2000 Plan will be amended and replaced in its entirety with the following:
The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon Company, Subsidiary or business unit performance, either absolute or by relative comparison to other companies or any other external measure of the selected criteria. The Committee may also determine that any of these performance goals shall be calculated by including or excluding any one or more specific items or categories of items (including projections) as designated by the Committee.
•	Conform the definition of Change in Control to the definition included in the new form Change in Control Agreement filed on Form 8-K on March 1, 2007.

•	Remove the limitation on the number of shares of common stock that may be granted pursuant to Restricted Stock Awards, Performance Units or Stock Bonuses under the 2000 Plan.
     At the Annual Meeting, our stockholders will vote on whether to approve these amendments to the 2000 Plan.
Reasons for Amendments
     Our stockholders are asked to approve the amendments to the 2000 Plan to enable us to achieve the following objectives:
•	Continue to utilize an equity compensation vehicle that is responsive to key principles underlying our compensation philosophy. The Committee believes that awarding performance units whose value is tied to the achievement of specified financial objectives that correlate closely with total stockholder returns and that may be settled in shares of our common stock is highly responsive to our principles of emphasizing stockholder value, aligning executive and stockholder interests and placing a high portion of executive pay at risk. In addition, the long-term incentive compensation intended to be provided in the form of performance units would be comparable to the value of long-term incentive compensation provided to persons in comparable positions in relevant labor markets.

•	Ensure that the definition we use for a Change in Control is in line with market practice, consistent with our Change in Control Agreement, and requires that an individual obtain a 30% ownership level before a Change in Control occurs, rather than the 20% ownership level included in the current definition.

•	Remove the limitation on the number of shares that may be granted pursuant to Restricted Stock Awards, Performance Units or Stock Bonuses under the 2000 Plan so that the Company can continue to tie a significant portion of executive compensation to long-term components. Awarding performance units tied to achievement of specified financial objectives and denominated in shares of our common stock is the Company’s preferred long-term incentive vehicle. Removing the limitation on the number of shares of our common stock that can be granted as performance units is necessary for the Company to be able to continue to grant performance units as compensation.

•	Continue to align our compensation programs with many compensation and governance best practices. The 2000 Plan continues to prohibit stock option repricing, as well as the use of discounted stock options and reload option grants, and contains no “evergreen” features. The performance units that will be granted are intended to be “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).
Summary of the 2000 Plan
     A summary of the basic features of the 2000 Plan is set forth below, noting where applicable the effects of the proposed amendments. You may obtain a copy of the 2000 Plan from us, free of charge, by sending a request to the address set forth at the beginning of this proxy statement.
     Eligible Participants. All full-time employees of Nash Finch and its subsidiaries and any non-employee Directors, consultants and independent contractors of Nash Finch and its subsidiaries are eligible to participate in the 2000 Plan. As of the date of this proxy statement, approximately 4,670 individuals were eligible to receive incentive awards under the 2000 Plan. To date, incentive awards under the 2000 Plan have been granted only to non-employee Directors and management employees. Participants may be granted one or more incentive awards, alone or in combination with other awards.
     Administration. The Committee administers the 2000 Plan and has the authority to determine all provisions of incentive awards as long as they are consistent with the terms of the 2000 Plan. The Committee also has the authority to amend or modify the terms of any outstanding incentive award in any manner. Any such amendment or modification, however, must be permitted by the 2000 Plan and may not adversely affect any participant’s rights without his or her consent. Each determination, interpretation or other action of the Committee will be conclusive and binding for all purposes on all persons.
     Except to the extent necessary in connection with certain specified changes in our corporate structure or shares, the Committee may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option by (i) amending or modifying the terms of the underwater option to lower the exercise price; (ii) canceling the underwater option and granting replacement options having a lower exercise price, restricted stock awards or performance units in exchange; or (iii) repurchasing the underwater options and granting new incentive awards under the 2000 Plan. For purposes of the 2000 Plan, an Option is be deemed to be “underwater” at any time when the fair market value (average of the high and the low price) of our common stock is less than the exercise price of the option.
     Stock Subject to the 2000 Plan. Prior to the proposed amendment of the 2000 Plan described in this proxy statement, there were 2,100,000 shares of our common stock specifically reserved for issuance under the 2000 Plan, plus any shares of our common stock that had been reserved for issuance in connection with outstanding incentive awards made under our 1994 Stock Incentive Plan and that became available for future issuance due to forfeiture or cancellation of such incentive awards (“1994 Plan Shares”).
     As of March 25, 2008, under the 2000 Plan, 869,000 shares of our common stock have been issued upon the exercise of options, 149,125 shares have been issued in the form of restricted stock awards and were outstanding, 17,345 shares of our common stock have been issued in lieu of cash bonus payments, performance units and performance units designated as restricted stock units to executives totaling 911,462 shares were outstanding, performance units denominated as restricted stock units to Directors totaling 49,352 shares were outstanding and options to purchase 30,050 shares of our common stock were outstanding. Taking into account the then available 1994 Plan Shares, a total of 481,743 shares remained available for future grants under the 2000 Plan as of that date. Assuming approval of the removal of the cap on the number of shares that can be used for performance units under the 2000 Plan, 481,743 shares would be available for future grants. In determining the number of shares of our common stock available for issuance under the 2000 Plan at any point in time, shares of common stock that are issued under the 2000 Plan or that are subject to outstanding incentive awards are applied to reduce the maximum number of shares of common stock remaining available for issuance under the 2000 Plan. In addition, any shares of common stock that are subject to an incentive award that lapses, expires, is forfeited in whole or part (including awarded shares that are withheld to satisfy withholding or employment-related tax obligations) or for any reason is terminated unexercised and any shares of common stock that are subject to an incentive award that is settled or paid in cash are again made available for issuance under the 2000 Plan.
     In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the company, appropriate adjustment will be made as to:
•	the number and kind of securities available for issuance under the 2000 Plan;

•	the 2000 Plan limits on the numbers of shares that may be granted to an individual within any fiscal year, and the number of shares that may be subject to specific types of awards; and

•	the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards in order to prevent dilution or enlargement of the rights of participants.
Types of Awards
     Options. An option provides the optionee with the opportunity to purchase a specified number of shares of our common stock at a predetermined price for a specific period of time. Options must be granted with an exercise price equal to at least the fair market value of our common stock on the date of grant. For purposes of the 2000 Plan, the fair market value of our common stock is the average of the high and low prices of our common stock, as reported on the NASDAQ Global Select Market, on the applicable date. On March 25, 2008, the “fair market value” of a share of our common stock was $34.625. To date, only non-statutory options have been granted under the 2000 Plan, although incentive stock options under Section 422 of the Internal Revenue Code may also be granted. The options we have granted generally vest in 20% increments over a four year period and have five year terms.
     Stock Appreciation Rights. A stock appreciation right is a right to receive a payment from us in the form of stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of our common stock and the exercise price of such rights. No stock appreciation rights have been granted to date under the 2000 Plan.
     Restricted Stock Awards. A restricted stock award is an award of shares of common stock that cannot be transferred to any person for some predetermined period of time, and may have to be returned to us upon the occurrence of certain conditions. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain in the continuous employ or service of Nash Finch or one of its subsidiaries for a certain period or that the participant, Nash Finch or one of its subsidiaries satisfy certain performance criteria specified in the 2000 Plan.

     Performance Units. A performance unit is a right to receive cash, common stock, or a combination of both, upon the achievement of established performance goals. A performance unit will vest at such times and in such installments as may be determined by the Committee and specified in the applicable award agreement. The Committee may impose such restrictions or conditions to the vesting of performance units as it deems appropriate, including that the participant remain in the continuous employ or service of Nash Finch or one of its subsidiaries for a certain period or that the participant, Nash Finch or one of its subsidiaries satisfy certain performance criteria specified in the 2000 Plan.
     Stock Bonuses. A stock bonus is an award of common stock upon the achievement of established performance goals. A stock bonus will be subject to such terms and conditions, consistent with the other provisions of the 2000 Plan, as may be determined by the Committee, including that the participant, Nash Finch or one of its subsidiaries satisfy certain performance criteria specified in the 2000 Plan.
     Deferrals. The Committee may provide that the issuance of shares or the settlement of incentive awards in cash may be deferred in accordance with terms established by the Committee. Deferred settlements may include the payment or crediting of interest or dividend equivalents on the deferral amounts.
     Limitations on Awards. No participant in the 2000 Plan may be granted any options or stock appreciation rights, or any other incentive awards with a value based solely on an increase in the value of the common stock after the date of grant, relating to more than 120,000 shares of common stock in the aggregate in any fiscal year, except that a participant who is first appointed or elected as an officer, hired as an employee or retained as a consultant by the company or who receives a promotion that results in an increase in responsibilities or duties may be granted, during the fiscal year in which such event occurs, options relating to up to 200,000 shares of common stock. While currently no more than 1,220,000 shares may be granted pursuant to restricted stock awards, performance units and stock bonuses, the proposed amendments to the 2000 Plan would remove that limitation, thereby ensuring the Company has shares available to award under its Long-Term Incentive Plans and other compensation vehicles without increasing the total number of shares under the 2000 Plan. This sub-limit is not applicable to awards that are issued in exchange for full value at the time of grant or as an incentive to the participant to accept payment of other compensation in the form of shares of common stock. All of the foregoing limitations are subject to adjustment for certain corporate events, as described above under “Stock Subject to the 2000 Plan.”
     Qualification of Incentive Awards as “Performance-Based Compensation” Under Section 162(m). Incentive awards may, but need not, include performance criteria that satisfy Section 162(m). To the extent that incentive awards in the form of performance units, restricted stock or stock bonuses are intended to qualify as “performance-based compensation” under Section 162(m), they must be conditioned upon the achievement of one or more of the “performance criteria” set forth below. Options and stock appreciation rights granted under the 2000 Plan need not be conditioned upon the achievement of performance criteria in order to constitute “performance-based compensation.” The performance criteria provided for in the 2000 Plan consist of:
•	specified levels of, or relating to, customer satisfaction as measured by a company sponsored customer survey;

•	employee engagement or employee relations as measured by a company sponsored employee survey;

•	employee safety;

•	employee diversity;

•	financial performance as measured by net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), earnings before interest, taxes, depreciation and amortization (EBITDA) (with or without adjustments prescribed in any Company credit facility), profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on sales), cash flows, market share, cost reduction goals, margins (including one or more of gross, operating and net income margins), stock price, total return to stockholders, economic value added, working capital and productivity improvements;

•	retail performance as determined by independent assessment; and

•	operational performance as measured by on-time delivery, fill rate, selector accuracy, cost per case, sales per square foot, sales per labor hour and other similar, objective productivity measures.
     The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon Nash Finch, subsidiary or business unit performance, either absolute or by relative comparison to other companies or any other external measure of the selected criteria. The Committee may appropriately adjust any evaluation of performance under the performance criteria to reflect the impact of certain extraordinary events.
     The proposed plan amendments make explicit that the Committee may determine that any of the “performance criteria” may be calculated by including or excluding any one or more specific items or categories of items (including projections) as designated by the Committee.
     Effect of Change in Control. See “Executive Compensation and Other Benefits — Change in Control Arrangements — 2000 Stock Incentive Plan” for a discussion regarding the effects of a “change in control” on incentive awards granted under the 2000 Plan. The proposed amendment would raise the percentage of ownership by an individual required to effect a Change in Control from 20% to 30%, and otherwise conform the definition of Change in Control in the 2000 Plan to the definition set forth in the Change in Control Agreements filed on Form 8-K on March 1, 2007.
     Effect of Termination of Employment or Service. If a participant’s employment or other service with Nash Finch and all subsidiaries is terminated, the incentive awards may vest fully, remain in effect and/or terminate according to their original terms, or be forfeited, depending on the circumstances of termination. We may, in our discretion, modify these post-termination provisions, provided that no option or stock appreciation right may remain exercisable beyond its expiration date.
     Amendment of Plan. Our Board of Directors may suspend or terminate the 2000 Plan or any portion thereof at any time, and may amend the 2000 Plan from time to time to conform the 2000 Plan to any change in applicable laws or regulations or in any other respect our Board may deem to be in the best interests of Nash Finch.
     Our Board of Directors may not, however, make an amendment to the 2000 Plan without stockholder approval if stockholder approval is required under Section 422 of the Internal Revenue Code or the rules of the NASDAQ Stock Market or any other stock exchange, if applicable at such time. Furthermore, our Board of Directors cannot make any modification to the 2000 Plan that would adversely affect outstanding incentive awards without the consent of the affected participants.
     Termination. The 2000 Plan will terminate on February 22, 2010, unless terminated earlier by our Board of Directors. No incentive award may be granted after such termination. Incentive awards outstanding upon termination of the 2000 Plan will continue until they expire or terminate according to their terms.
Federal Income Tax Consequences
     The following general description of federal income tax consequences is based on current statutes, regulations and interpretations. The description below is limited to discussing the income tax consequences related to non-statutory stock options and performance units because those are the types of equity-based incentives that we expect may be issued under the 2000 Plan.
     Non-Statutory Stock Options. Neither the participant nor Nash Finch incurs any federal income tax consequences as a result of the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, a participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the consideration paid for the shares. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of common stock are permitted to be tendered in payment of an option exercise price.

     In general, we will be entitled to a compensation expense deduction in connection with the exercise of a non-statutory stock option for any amounts includable in the taxable income of the participant as ordinary income, provided we comply with any applicable withholding requirements.
     Performance Units. A participant who receives a performance unit will not recognize any taxable income at the time of the grant. Upon settlement of the performance unit, the participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of common stock received by the participant. Provided that proper withholding is made and the deduction limitations of Section 162(m) do not apply, we would be entitled to a compensation expense deduction for any amounts includable by the participant as ordinary income.
     Excise Tax on Parachute Payments. The Code also imposes a 20% excise tax on the recipient of “excess parachute payments,” as defined in the Code and denies tax deductibility to us on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of options or the vesting of restricted stock awards upon a change in control of Nash Finch may constitute parachute payments, and in certain cases, “excess parachute payments.”
     Section 162(m). Section 162(m) limits our ability to deduct compensation in excess of $1 million paid to each of our chief executive officer and any other officer who is among the four other most highly compensated officers, subject, however, to an exception for “performance-based compensation.” Assuming stockholder approval of the amendments to the 2000 Plan at the Annual Meeting and the our compliance with the other requirements of Section 162(m), compensation resulting from restricted stock awards, performance units or stock bonuses that is contingent upon satisfaction of the Performance Criteria set forth in the amended Plan is expected to qualify as “performance-based compensation” excepted from the limit of Section 162(m). Options and stock appreciation rights qualify as “performance-based compensation” that is excepted from the limit of Section 162(m) under the 2000 Plan as currently in effect, and would continue to so qualify under the terms of the amended Plan. Compensation expense in connection with any other incentive award under the 2000 Plan will be subject to 162(m) deduction limitation.
Our Board of Directors recommends that our stockholders vote “FOR” Proposal No. 4, the approval of the amendments to the 2000 Plan.

PROPOSAL NUMBER 5: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit and Finance Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 3, 2009. The Board of Directors has directed that management submit the selection of Ernst & Young LLP as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.
     Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit and Finance Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of Nash Finch and its stockholders.
Vote Required
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The Board of Directors recommends that stockholders vote “FOR” Proposal No. 5, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE
Governance Guidelines
     The Board has adopted Corporate Governance Guidelines, which were lasted amended on April 24, 2007, a copy of which can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.” Consistent with the Guidelines:
•	Independent Directors. All of the members of the Board except for Mr. Covington, our President and Chief Executive Officer, have been determined by the Board to be “independent directors,” as the term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market. The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual Directors and us with regard to each Director’s business and personal activities as they may relate to us and our management.

•	Chairman and Lead Independent Director. The Guidelines provide that if at any time the Chairman of the Board is not an independent Director, one of the independent Directors shall be designated by the Board as the lead independent Director to chair executive sessions of the independent Directors, set Board agendas with the Chairman of the Board, and perform such other functions as our Bylaws provide or as the Board may specify from time to time.

•	Committee Composition. All committees of the Board are composed exclusively of independent Directors.

•	Committee Charters. Each committee operates under a Board-approved charter setting forth the purpose, authority and duties of the committee. Copies of these charters can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•	Executive Sessions of Independent Directors. Each regularly scheduled Board meeting will include an executive session of the independent Directors without management present.

•	Access to Outside Advisors. The Board and its committees may retain independent outside financial, legal, compensation or other advisors as they deem necessary or advisable.

•	Assessing Board and Committee Performance. Annual evaluations of the performance and effectiveness of the Board and each committee are conducted.

•	Code of Business Conduct. The Board has adopted a Code of Business Conduct applicable to Nash Finch Directors and employees generally, as well as a Code of Ethics for Senior Financial Management applicable to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Copies of these Codes can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•	Share Ownership by Directors. Directors are expected, within three years of joining the Board, to accumulate Nash Finch stock whose value is at least five times the amount of the annual base retainer and to make reasonable, good faith efforts to maintain shareholding of at least that amount.

•	Director Attendance at Annual Stockholders Meetings. Directors are expected to make every reasonable effort to attend the annual meetings of the stockholders of Nash Finch. All Directors attended the 2007 annual meeting of stockholders, except for Mr. Bagby, who could not attend due to a scheduling conflict.
Related Party Transaction Policy and Procedures
     In addition to the provisions of our Code of Business Conduct and Code of Ethics for Senior Financial Management that deal with conflicts of interest and related party transactions, we have adopted a Related Party Transaction Policy and Procedures that is designed to confirm our position that related party transactions should be avoided except when they are in our interests and to require that certain types of transactions that may create conflicts of interest or other relationships with related parties are approved in advance by the members of the Audit and Finance Committee who are disinterested with respect to the matter under consideration. This policy applies to transactions meeting the following criteria:
•	the amount involved will or may be expected to exceed $50,000 in any fiscal year;

•	we or any of our subsidiaries would be a participant; and

•	any person who is or was in the current or immediately preceding fiscal year an executive officer, Director, Director nominee, greater than five percent beneficial owner of our common stock, immediate family member of any of the foregoing or a firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, has or will have a direct or indirect interest.
     In adopting this policy, the Board of Directors reviewed certain types of transactions and deemed them to be pre-approved even if the amount involved exceeds $50,000. These types of transactions include:
•	Compensation:
—	to any executive officer or Director (for services as a director) if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K (“Item 402”); or

—	to any executive officer (other than an immediate family member of another related party) if the compensation would have been required to be reported under Item 402 as compensation earned for services to us if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our Board of Directors for approval, by the Committee;
•	Transactions that are in our ordinary course of business and where the interest of the related party arises only:
—	from the related party’s position as a director of another corporation or organization that is a party to the transaction; or

—	from the direct or indirect ownership by the related party and all other related parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction; or

—	from both “such positions described above and” such ownership described above; or

—	from the related party’s position as a limited partner in a partnership in which the related party and all other related parties, in the aggregate, have an interest of less than 5%, and the related party is not a general partner of and does not have another position in the partnership.

•	Transactions that are in our ordinary course of business and where the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of such class of our equity securities will receive the same benefit on a pro rata basis.
     Under the terms of our Related Party Transaction Policy and Procedures, when considering whether to approve a proposed related party transaction, factors to be considered include, among other things, whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
     During 2007, there were no transactions as described in the preceding paragraph. In the ordinary course of business, however, the Company may from time to time engage in transactions with other corporations whose officers or directors are also Directors of the Company. These transactions may include the Company’s purchase of products from certain companies, including Officemax Incorporated. These arrangements are conducted on an arm’s-length basis. The relevant outside Director does not participate in these business relationships nor profit directly from them.
     A copy of our Related Party Transaction Policy and Procedures is posted on our website, which can be viewed by going to www.nashfinch.com and clicking on the “Corporate Governance” tab and then selecting the document titled “Related Party Transaction Policy and Procedures” from the list of documents on the web page.
Director Candidates
     The Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management. The Corporate Governance Committee may retain a third-party executive search firm to identify and assist in evaluating candidates. Nash Finch stockholders may also recommend individuals for the Corporate Governance Committee to consider as potential director candidates by submitting a written recommendation to the Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Recommendations from stockholders must be received by the Secretary on or before October 1 of any year in order to be considered by the Corporate Governance Committee for possible nomination at the Nash Finch annual meeting of stockholders the following year. Any recommendation must include:
•	sufficient biographical information concerning the recommended individual for the Committee to consider, including employment and educational background, other board and committee memberships, and any relationships that might affect a determination by the Board that the individual would be considered independent;

•	a written consent signed by the recommended individual by which he or she agrees to stand for election if nominated by the Board and to serve if elected by the stockholders; and

•	the name and address of the stockholder submitting the recommendation, the number of shares of Nash Finch common stock held of record and beneficially by the stockholder, and the name in which such shares are registered on the stock transfer records of Nash Finch.
     The Corporate Governance Committee may require that the recommended individual furnish additional information, if necessary, to assist the Committee in assessing the qualifications of that individual to serve as a director.
     When evaluating candidates and determining whether to recommend any candidate for inclusion in the Board’s slate of recommended Director nominees, including candidates recommended by stockholders, the Corporate Governance Committee will apply the criteria set forth in Nash Finch’s Corporate Governance Guidelines. These criteria include the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. Consideration of a candidate is made in the context of an assessment of the perceived needs of the Board and its committees at the particular point in time, and no specific weights are assigned to particular criteria. The Board believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities.
     Sam K. Duncan and U.S. Army Major General (Ret.) Hawthorne L. Proctor were elected as members of the Board on August 1, 2007, and, if Proposal No. 1 is approved by our stockholders, will stand for election by our stockholders for the first time at the 2008 Annual Meeting. Mr. Duncan and Major General (Ret.) Proctor were first brought to the attention of the Corporate Governance Committee as potential candidates by a search firm retained by the Corporate Governance Committee. Mr. Duncan and Major General (Ret.) Proctor first met with the Corporate Governance Committee, who then recommended to the full Board that each be elected a director.
Communications from Stockholders
     Stockholders who wish to communicate with the Board may do so by writing to the Board or a particular Director. Such communications should be addressed to the Board of Directors or a particular Director c/o Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Each communication will initially be received and processed by the Secretary of Nash Finch, who will then refer the communication to the appropriate Board member (either the Director named in the communication, the Chairman of the board committee having authority over the matter raised in the communication, or the Chairman of the Board in all other cases). The Director to whom a communication is referred will determine, in consultation with Company counsel, whether a copy or summary of the communication will be provided to the other Directors. The Board will respond to communications if and as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth information regarding beneficial ownership of our common stock, as of March 25, 2008, for each stockholder who we know owns beneficially more than five percent of the outstanding shares of common stock on that date.

	Amount and Nature
Name and Address of	of Beneficial		Percent of
Beneficial Owner	Ownership		Class (*)
T. Rowe Price Associates, Inc 100 E. Pratt Street Baltimore, MD 21202	1,298,300	(a)	10.16%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,151,483	(b)	9.01%
The Vanguard Group, Inc 100 Vanguard Boulevard Malvern, PA 19355	1,035,780	(c)	8.11%
FMR LLC 82 Devonshire Street, Boston, MA 02109	977,823	(d)	7.65%
State Street Bank and Trust Company State Street Financial Center One Lincoln Street Boston, MA 02111	974,665	(e)	7.63%
Brandywine Global Investment Management, LLC 2929 Arch Street, 8th Floor Philadelphia, PA 19104	921,751	(f)	7.21%
Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, MA 02109	895,832	(g)	7.01%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	869,002	(h)	6.80%
Barclay’s Global Investors, N.A 45 Fremont Street San Francisco, CA 94105	772,875	(i)	6.05%
JPMorgan Chase & Co 270 Park Avenue New York, NY 10017	707,454	(j)	5.54%

*	Based upon 12,777,543 shares of common stock outstanding as of March 25, 2008.

(a)	The amount of shares is based upon a Schedule 13G/A filed on February 13, 2008, reporting beneficial ownership as of December 31, 2007. T. Rowe Price Associates, Inc. (“Price Associates”) reported that it has sole voting power over 430,700 shares and sole dispositive power over 1,298,300 shares. These shares are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Small-Cap Value Fund, Inc., a registered investment company sponsored by Price Associates, reported that it has sole voting power over 805,000 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial ownership of such securities.

(b)	The amount of shares is based upon a Schedule 13G/A filed on February 6, 2008, reporting beneficial ownership as of December 31, 2007. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“DFA”) reported that it is an investment advisor or manager for certain investment companies, group trusts and separate accounts (“funds”), and as such possesses sole voting and dispositive power over the 1,151,483 shares that are owned by such funds. None of these funds, to the knowledge of DFA, owns more than 5% of the class. DFA disclaims beneficial ownership of such securities.

(c)	The amount of shares is based upon a Schedule 13G filed on February 12, 2008, reporting beneficial ownership as of December 31, 2007. The Vanguard Group, Inc. (“Vanguard”) reported that it has sole voting power over 14,861 shares and sole dispositive power over 1,035,780 shares. Vanguard also reported that its wholly-owned subsidiary, Vanguard Fiduciary Trust Company (“VFTC”), is the beneficial owner of 36,660 shares, therefore, VFTC directs the voting of these shares.

(d)	The amount of shares is based upon a Schedule 13G/A filed on February 14, 2008, reporting beneficial ownership as of December 31, 2007. FMR LLC (“FMR”) reported that it is the beneficial owner of 977,823 shares. According to the filing, the reported shares are held by various individual and institutional investors, for whom subsidiaries of FMR serve as investment advisor or investment manager. FMR and Edward C. Johnson 3d, through FMR’s control of the subsidiaries, have the power to dispose of 977,823 shares. FMR also reported that it has sole voting power over a total of 36,600 shares.

(e)	The amount of shares is based upon a Schedule 13G filed on February 12, 2008, reporting beneficial ownership as of December 31, 2007. State Street Bank and Trust Company (“State Street Bank”) reported that it has sole voting power over 974,665 shares and shared dispositive power over 974,665 shares. State Street Bank expressly disclaims beneficial ownership of such securities.

(f)	The amount of shares is based upon a Schedule 13G/A filed on February 14, 2008, reporting beneficial ownership as of December 31, 2007. According to the filing, Brandywine Global Investment Management, LLC (“Brandywine”) is an investment advisor and it has sole voting power over 910,180 shares and shared dispositive power over 921,751 shares. Brandywine reported that no single account owns more than 5% of the shares outstanding.

(g)	The amount of shares is based upon a Schedule 13G/A filed on February 1, 2008, reporting beneficial ownership as of December 31, 2007. Putnam, LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh & McLennan”), reported that it wholly owns two registered investment advisers: Putnam Investment Management, LLC., which has shared dispositive power over 378,723 shares, and The Putnam Advisory Company LLC., which has shared voting power over 21,407 shares and shared dispositive power over 517,109 shares. Putnam, LLC and its parent, Marsh & McLennan, have stated that the filing of the Schedule 13G should not be deemed an admission by either that it is a beneficial owner of any securities covered by the Schedule 13G, as amended.

(h)	The amount of shares is based upon a Schedule 13G filed on February 13, 2008, reporting beneficial ownership as of December 31, 2007. Renaissance Technologies LLC (“Renaissance”) and James H. Simons, control person of Renaissance, reported that each has sole voting power over 811,698 shares and sole dispositive power over 869,002 shares.

(i)	The amount of shares is based upon a Schedule 13G filed on February 5, 2008, reporting beneficial ownership as of December 31, 2007. Barclay’s Global Investors, N.A. reported that it has sole voting power over 316,109 shares and sole dispositive power over 356,131 shares. Barclay’s Global Fund Advisors reported that it has sole voting power over 290,478 shares and sole dispositive power over 402,908 shares. Barclays Global Investors, Ltd. reported that it has sole dispositive power over 13,836 shares. All such shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(j)	The amount of shares is based upon a Schedule 13G filed on February 4, 2008, reporting beneficial ownership as of December 31, 2007. JPMorgan Chase & Co. (“JPMorgan”) reported that it has sole voting power over 667,354 shares and sole dispositive power over 693,354 shares. JPMorgan reported that the Schedule 13G was filed on behalf of three of its wholly-owned subsidiaries which acquired 707,454 shares.

SECURITY OWNERSHIP OF MANAGEMENT
     The table below sets forth information regarding beneficial ownership of our common stock by (1) each of our directors and nominees for director, (2) the executive officers named in the Summary Compensation Table of this proxy statement, and (3) all of our directors and executive officers as a group. Information is presented as of March 25, 2008, except where otherwise noted.
     For purposes of this table, the number of shares of common stock beneficially owned by each person includes (a) shares of common stock owned directly or indirectly, (b) shares of common stock subject to options held by the person that are currently exercisable or will become exercisable within 60 days from March 25, 2008, and (c) shares of common stock that the person would have the right to acquire upon settlement of share units if the person’s service as a Director or executive officer were to end within 60 days from March 25, 2008.
     We have also included in the table the target number of performance units awarded to executive officers under the Long-Term Incentive Program (described under “Executive Compensation and Other Benefits — Elements of Executive Compensation — Long-Term Incentives”) and performance units designated as restricted stock units awarded to executive officers (described under “Executive Compensation and Other Benefits — Elements of Executive Compensation — Restricted Stock Units”). Although the shares for which these units may be settled are not considered beneficially owned by the respective individuals, the units are presented here as additional information because they represent an economic interest of the individuals in the Company’s common stock.

	Total Beneficially	Performance	Total Stock
Name of Beneficial Owner	Owned(1)	Units(2)	Interest(3)	Percent of Class
Robert L. Bagby(4) Director	9,832	—	9,832	0.08%
Carole F. Bitter(5) Director	42,040	—	42,040	0.33%
Alec C. Covington(6) President and Chief Executive Officer	37,720	314,676	352,396	0.29%
Sam K. Duncan Director	—	—	—	0.00%
Jerry L. Ford(7) Director	30,880	—	30,880	0.24%
Mickey P. Foret(8) Director	7,939	—	7,939	0.06%
John H. Grunewald(9) Director	29,791	—	29,791	0.23%
Douglas A. Hacker(10) Director	7,439	—	7,439	0.06%
Hawthorne L. Proctor Director	—	—	—	0.00%
William R. Voss(11) Director	38,869	—	38,869	0.30%
William H. Weintraub(12) Director	9,693	—	9,693	0.08%
Robert B. Dimond(13) Executive Vice President, Chief Financial Officer & Treasurer	12,806	76,829	89,635	0.10%
Christopher A. Brown(14) Executive Vice President, Food Distribution	—	73,379	73,379	0.00%
Jeffrey E. Poore(15) Executive Vice President, Supply Chain Management	16,524	52,619	69,143	0.13%
Calvin S. Sihilling(16) Executive Vice President, Chief Information Officer	—	58,978	58,978	0.00%
All Directors and Executive Officers as a Group (18 persons)(17)	254,941	693,261	948,202	1.96%

(1)	For directors, the number shown represents common shares beneficially owned and both share units and restricted stock (performance) units that are payable in shares of Nash Finch common stock following termination of service on the Board under the 1997 Non-Employee Director Stock Compensation Plan, the Director Deferred Compensation Plan and the 2000 Stock Incentive Plan. For Mr. Covington, the number shown represents restricted performance units that have vested, but have been deferred into the Deferred Compensation Plan as described under “Executive Compensation and Other Benefits —Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(2)	Includes both the target number of performance units awarded under the Company’s Long-Term Incentive Program and 2000 Stock Incentive Plan and performance units designated as restricted stock units. The units awarded under the Company’s Long-Term Incentive Program and 2000 Stock Incentive Plan will vest and be settled in shares of the Company’s common stock if and to the degree the Company achieves specified performance goals over a three-year performance period. Actual payouts could range from 0 to 200% of the target amount. The performance units designated as restricted stock units either vest annually on the anniversary date of the award or at the end of 5 years.

(3)	Equals the sum of the total number of shares beneficially owned and the performance units described in note (2).

(4)	Beneficially owned shares of Mr. Bagby include 5,000 shares of common stock and 4,832 share units.

(5)	Beneficially owned shares of Dr. Bitter include 2,500 shares of common stock, which includes 1,000 shares held by an employee benefits plan trust of which Dr. Bitter is the trustee, 5,000 shares of exercisable stock options and 34,540 share units.

(6)	Beneficially owned shares for Mr. Covington include 18,860 vested performance units that Mr. Covington has deferred pursuant to the Company’s Deferred Compensation Plan and 18,860 performance units that will vest within 60 days of March 25, 2008. The amounts under the Performance Units column for Mr. Covington include 120,720 units awarded under the Company’s Long-Term Incentive Plan, 18,860 restricted stock units granted on May 1, 2006, in which one-third of these restricted stock units will vest on each of first three anniversaries of the grant date, assuming continued employment with the Company and 56,236 restricted stock units granted on February 27, 2007, in which two-fifth’s will vest on May 1, 2008, and 30,500 will vest on May 1, 2009, May 1, 2010 and May 1, 2011, assuming continued employment with the Company.

(7)	Beneficially owned shares of Mr. Ford include 16,000 shares of common stock, which includes 1,000 shares owned by Mr. Ford’s wife and 14,880 share units.

(8)	Beneficially owned shares of Mr. Foret include 4,000 shares of common stock and 3,939 share units.

(9)	Beneficially owned shares of Mr. Grunewald include 6,000 shares of common stock and 23,791 share units.

(10)	Beneficially owned shares of Mr. Hacker include 3,500 shares of common stock and 3,939 share units.

(11)	Beneficially owned shares of Mr. Voss include 12,500 shares of common stock and 26,369 share units.

(12)	Beneficially owned shares of Mr. Weintraub include 1,500 shares of common stock and 8,193 share units.

(13)	Beneficially owned shares for Mr. Dimond include 12,806 vested performance units that Mr. Dimond has deferred into the Company’s Deferred Compensation Plan. The amounts under the Performance Unit column for Mr. Dimond include 12,798 units awarded under the Company’s Long-Term Incentive plan, 25,612 restricted stock units granted on January 2, 2007, in which one-third of these restricted stock units will vest on each of first three anniversaries of the grant date, assuming continued employment with the Company and 38,417 restricted stock units granted on January 2, 2007, that will vest on the fifth anniversary of the grant, assuming continued employment with the Company.

(14)	Performance units for Mr. Brown include 24,382 units awarded under the Company’s Long-Term Incentive Plan and 48,997 restricted stock units granted on November 6, 2006, which will vest on the fifth anniversary of the grant, assuming continued employment with the Company.

(15)	Beneficially owned shares of Mr. Poore include 4,524 shares of common stock and 6,000 shares of exercisable stock options and approximately 6,000 shares that are vested and payable within 60 days from March 25, 2008 under the Company's Long-Term Incentive Plan. Performance units include 18,832 units awarded under the Company’s Long-Term Incentive Plan and 33,787 restricted stock units granted on August 7, 2006, which will vest on the fifth anniversary of the grant, assuming continued employment with the Company.

(16)	Performance units for Mr. Sihilling include 19,993 units awarded under the Company’s Long-Term Incentive Plan and 38,985 restricted stock units granted on August 7, 2006, which will vest on the fifth anniversary of the grant, assuming continued employment with the Company.

(17)	Common shares held include 3,500 shares as to which voting and investment power are shared or may be deemed to be shared.

EXECUTIVE COMPENSATION AND OTHER BENEFITS
Compensation and Management Development Committee Report
     The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” appearing below with Company management and based on such review and discussion, the Committee has recommended to the Board that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for 2007.

Compensation and Management development Committee Mickey P. Foret, Chairman Robert L. Bagby Carole F. Bitter Sam K. Duncan Douglas A. Hacker William H. Weintraub

Compensation Discussion and Analysis
     The Compensation and Management Development Committee of the Board of Directors, referred to in this discussion as the Committee, is responsible for developing and implementing our executive compensation policies and programs, and determining compensation for our executive officers. All Committee members are directors who are neither officers nor employees of Nash Finch and who have been determined by the Board to be “independent” under applicable NASDAQ rules. The Committee has the authority to directly engage independent compensation consultants, as well as other advisers and experts, to provide advice and assistance in structuring and implementing our executive compensation program. During 2007, the Committee utilized the services of two independent compensation consultants, Pearl Meyer & Partners and Towers Perrin, LLC. Pearl Meyer & Partners began the year as the Committee’s consultant and served in that role until June 2007. The Committee selected Towers Perrin, LLC as its consultant in June 2007, following its consideration of several firms to fill that role.
     A discussion of the composition and procedures of the Committee is set out above in “Compensation and Management Development Committee Procedures.” The following discussion and analysis, which has been reviewed and approved by the Committee, analyzes the objectives and results for 2007 of our executive officer compensation policies and procedures.
     Throughout this proxy statement, the individuals who served as our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during fiscal 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”
Compensation Philosophy and Objective
     The Company’s philosophy is to provide a compensation program that attracts and retains talented executives and motivates them to achieve our strategic business objectives of profitable growth and maximization of stockholder value, and that strongly links compensation to performance. The key objectives supporting this philosophy are the following:
•	Place High Portion of Pay at Risk — Executive compensation should be strongly linked to measured performance with a substantial portion of pay at risk. Salaries and other types of “fixed” compensation that do not vary with performance should be de-emphasized. By placing a substantial portion of total compensation at risk, we provide the opportunity for both higher than market average compensation over periods of sustained excellent financial performance and lower than market average compensation in times of poor financial performance.

•	Emphasize Stockholder Value — As an incentive to create value for stockholders, a substantial portion of executive compensation should be tied to the value of our common stock and those financial measures that correlate closely with total stockholders return.

•	Align Executive and Stockholder Interests — In addition to at-risk pay and emphasis of stock-based compensation, stock ownership guidelines have been established for senior executives.

•	Pay Competitively for Results — We intend to provide executives with compensation opportunities competitive with those in companies, comparable in size and scope, with which we compete for people and customers, while supporting a high-performance culture by tying a substantial portion of compensation to results.
     Executive Compensation Review. Consistent with these objectives, and with the assistance of Pearl Meyer & Partners, the Committee approved in February 2005 the framework for a revised direct compensation program for executives that included the following elements:
•	A total direct compensation mix for our executive officers of approximately 40% base salary, 20% annual (short-term) bonus, and 40% long-term incentive compensation, with a smaller allocation to the long-term component for executives with lower levels of responsibility. This compensation mix reflected a shift in the orientation of executive compensation toward long-term elements, consistent with a shift in our strategy and direction toward a growth orientation, and with competitive practice as reported by Pearl Meyer & Partners.

•	Market-oriented competitive objectives for each element of compensation, with base salary, total cash compensation (salary plus short-term bonus) and long-term incentives each at target performance levels approximating the 50th percentile of the core peer group utilized by Pearl Meyer & Partners.

•	Performance units rather than stock options as the long-term incentive vehicle for our officers, with vesting and settlement of these units dependent upon our compound annual growth rate over a three-year performance period in return on net assets and earnings before interest, taxes, depreciation and amortization (defined the same way we define it in our bank credit agreement, which is an adjusted measure of EBITDA referred to as “Consolidated EBITDA”) relative to measurement group companies. These units may be settled in shares of our common stock, cash or a combination of the two at the election of the participant.
     Implementing this revised compensation framework during 2005 generally entailed a 50% decrease in targeted annual (short-term) bonus amounts for executive officers, with a commensurate increase in targeted long-term incentive compensation. By shifting the compensation mix toward long-term incentives, the Committee sought to focus individuals with the greatest level and amount of responsibility on achieving sustained high level financial and operational performance. At the same time, utilizing performance units whose value is a function of relative growth in Consolidated EBITDA and in return on net assets as the long-term incentive vehicle aligns management incentives with measures that emphasize increased earnings and cash flow, operating efficiency and effective asset and capital utilization, and which correlate strongly to total stockholder return among measurement group companies. Denominating performance units in shares of our common stock further aligns management and stockholder interests, with the variance in share price over the performance period reflected in the payout.
     In formulating the elements of this program, the Committee utilized a core peer group of companies recommended by Pearl Meyer & Partners and considered similar to Nash Finch in terms of industry and revenue size and with whom we could be expected to compete for executive talent. The companies that comprised this core peer group were the following: 7-Eleven, Inc.; Bell Microproducts, Inc.; D&K Healthcare Resources, Inc.; Dollar General Corporation; Marsh Supermarkets, Inc.; Owens & Minor, Inc.; Pathmark Stores, Inc.; Performance Food Group Company; Smart & Final, Inc.; Spartan Stores, Inc.; United Natural Foods, Inc.; United Stationers, Inc.; Weis Markets, Inc.; Wesco International, Inc.; and Whole Foods Market, Inc.

     The Committee periodically reviews the effectiveness and competitiveness of its executive compensation structure. Such a review was conducted mid-year in 2006 with the assistance of Pearl Meyer & Partners, in conjunction with the naming of a new senior management team subsequent to Mr. Covington’s appointment as CEO. Considering both the Company’s lack of success in retaining executives and the compensation comparisons for Nash Finch relative to a peer group comprised of 26 Companies similar to Nash Finch, the Committee determined that the total direct compensation mix for executive officers should be reset. The revised compensation program for executive officers includes the following changes to the 2005 program described above:
•	A total direct compensation mix for our officers of approximately 46% base salary, 25% annual (short-term) bonus, and 29% long-term incentive compensation, with a smaller allocation to the long-term component for executives with lower levels of responsibility. The Committee determined that the mix previously used was negatively affecting our ability to recruit and retain senior talent at all levels. The remix of compensation was intended to continue the orientation of executive compensation toward long-term elements, while acknowledging the need to properly incent executives on a short-term basis. The remix is consistent with competitive practice as reported by Pearl Meyer & Partners.

•	The Committee also changed the performance metric for the vesting and settlement of performance units delivered under our long-term incentive vehicle, substituting return on net assets, or RONA, for compound annual growth rate in RONA. In addition, the Committee clarified the definition of “net assets” to make clear that it includes intangible assets. Net Assets is defined in the amended Plan as “all assets (including intangible assets) minus current liabilities, excluding current maturities of long-term debt and capitalized lease obligations.” Both changes were made following consultation with Pearl Meyer & Partners and for the purpose of better aligning the long-term incentive vehicle to stockholder interests.
     Following its retention of Towers Perrin as its independent consultant, the Committee asked Towers Perrin to perform an executive compensation review. Towers Perrin performed this review by using the following survey data: Tower’s Perrin 2006 General Industry Executive Compensation Database; Harris Teeter Custom Survey; and the Stanton Group Wholesale/Retail Survey. In addition, Towers Perrin presented a group of companies with input from and approval by the Committee considered similar to Nash Finch in terms of industry and revenue size and with whom we could be expected to compete for executive talent. The companies that comprised this group were: AMCON Distribution Co., Spartan Stores, Inc., United Natural Foods, Inc., Patterson Companies Inc., Unified Western Grocers, Retail Ventures, Inc. Bell Microproducts, Inc., Con-Way, Inc., Chiquita Brands International, Big Lots, Inc., Longs Drug Stores Corp., Scheid (Henry) Inc., Core Mark Holding Co. Inc., WESCO International, Inc., Performance Food group, Grainger (W W.) Inc., The Pantry, Inc., SYNNEX Corp., C.H. Robinson Worldwide, Great Atlantic & Pacific Tea Company, ConAgra Foods, Inc.
     Following the Company’s decision to invest capital in support of its strategic initiatives, the Committee examined with the assistance of Towers Perrin whether its decision to invest capital in its strategic plan, thus increasing the total capital spend for the Company, negatively impacted the incentive opportunities previously established under the 2006 and 2007 Long-Term Incentive Plans. That review showed that the impact on the 2006 and 2007 LTIP Plans of the Company’s decision to expend strategic capital was a misalignment between the interests of management and the Company’s stockholders: based on the previously set metrics, management would achieve a significantly reduced payout if strategic capital was expended compared to the projected payout if no strategic capital was expended. In order to ensure the interests of management and stockholders were aligned, the Committee decided in February 2008 to amend the 2006 and 2007 LTIP Plans as follows:

•	2006 LTIP Plan only: The Committee amended the definition of RONA in the 2006 LTIP as follows: “RONA” means the weighted average of the return on Net Assets for the fiscal years during a Measurement Period. This is the quotient of (i) the sum of net income for each fiscal year (or portion thereof) during the Measurement Period divided by (ii) the sum of Average Net Assets for each fiscal year (or portion thereof) during the measurement period. Each of the measures in (i) and (ii) shall be as reported by the entity for the applicable fiscal periods in periodic reports filed with the SEC under the Exchange Act. Net Income will be adjusted by (x) subtracting projected Strategic Project Consolidated EBITDA, offset by the associated interest, depreciation and income taxes. If a Strategic Project generates positive Consolidated EBITDA through July 1 of the year placed in service, the adjustment for (x) above will only be made through July 1 of that year. If a Strategic Project first generates positive Consolidated EBITDA after July 1 of the year placed in service, then the adjustment for (x) above will be made through the first anniversary date of the Strategic Project being placed in service.
•	2007 LTIP Plan only. The Committee amended the definition of Free Cash Flow in the 2007 LTIP as follows:
“Free Cash Flow” means cash provided by operating activities minus additions of property, plant and equipment (“PP&E); and (i) adding back the additions of Strategic Project PP&E; (ii) adding back Strategic Project Working Capital; and (iii) subtracting projected Strategic Project Consolidated EBITDA, offset by the associated cash interest and income taxes. If a Strategic Project generates positive Consolidated EBITDA through July 1 of the year placed in service, the adjustment for (iii) above will only be made through July 1 of that year. If a Strategic Project first generates positive Consolidated EBITDA after July 1 of the year placed in service, then the adjustment for (iii) above will be made through the first anniversary date of the Strategic Project being placed in service.
•	2006 and 2007 LTIP Plans. The Committee amended the definition of “net assets” to allow for the impact on net assets resulting from the Company’s decision to expend strategic capital. Net Assets is defined in the amended Plans as:
“Net Assets’” means total assets minus current liabilities, excluding current maturities of long-term debt and capitalized lease obligations and further adjusted by (x) subtracting the additions of Strategic Project PP&E and Strategic Project Working Capital. If a Strategic Project generates positive Consolidated EBITDA through July 1 of the year placed in service, then the adjustment for (x) above will not be made. If a Strategic Project first generates positive Consolidated EBITDA after July 1 of the year placed in service, then the adjustment for (x) above will be made during that fiscal year only. Net Assets will be further adjusted upward by the amount of any impairment of goodwill that the Company records beginning with the affected year during the Measurement Period. In addition, the Committee amended the definition of “Free Cash Flow” to provide as follows: “Free Cash Flow” means cash provided by operating activities minus additions of property, plant and equipment (“PP&E); and (i) adding back the additions of Strategic Project PP&E; (ii) adding back Strategic Project Working Capital; and (iii) subtracting projected Strategic Project Consolidated EBITDA, offset by the associated cash interest and income taxes. If a Strategic Project generates positive Consolidated EBITDA through July 1 of the year placed in service, the adjustment for (iii) above will only made through July 1 of that year. If a Strategic Project first generates positive Consolidated EBITDA after July 1 of the year placed in service, then the adjustment for (iii) above will be made through the first anniversary date of the Strategic Project being placed in service.”
The Committee also made the following amendments to those plans: (1) added a definition for Strategic projects; (2) removed the plan participant’s option to receive payout of the award in cash, instead requiring that all awards be paid in stock; (3) increased the percentage of ownership by an individual sufficient to trigger a change in control from 20 percent to 30 percent; and (4) required all senior vice presidents, executive vice presidents and the CEO to defer their receipt of the stock until six months after termination of their employment. These changes were made following consultation with Towers Perrin and for the purpose of better aligning the long-term incentive vehicles to the interests of our stockholders.
     Performance. As noted elsewhere in this discussion, named executive officers are eligible for annual bonuses and long-term incentive awards that reinforce the relationship between pay and performance by linking compensation to the achievement of important financial, operating and individual performance targets. These goals are set at levels that the Company believes are aggressive but achievable. However, because specific financial and operational goals reflect management’s strategic and operating plans, disclosure of which would be tantamount to providing guidance to the market as well as causing the disclosure of confidential commercial and business information, the disclosure of these specific financial and operational goals would put us at a competitive disadvantage, would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders and so we do not provide this information.
      Focus on Total Compensation. When reviewing compensation for 2007, the Committee reviewed a competitive assessment of the compensation paid by Nash Finch prepared by Towers Perrin, detailing the total compensation of the named executive officers. At the conclusion of this review, the Committee determined that the amounts of compensation currently paid, in aggregate, were appropriate and consistent with the Committee’s expectations.

Elements of Executive Compensation
     The following provides an analysis of each element of compensation for 2007, what it is designed to reward and why the Committee chose to include it as an element of our executive compensation.
Salaries
     Salaries for the named executive officers are based on level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. The Committee establishes named executive officers’ base salaries at levels that are commensurate with the median of base salaries of executives of companies it considers comparable to us. The Committee, taking into account the performance assessment of the CEO by the Corporate Governance Committee, recommends the salary for the CEO to the Board of Directors. The Committee approves the salaries for the named executive officers based on a review and evaluation of each such officer’s performance as well as the CEO’s recommendations. Although salaries are reviewed annually, a longer salary adjustment cycle may be used in an effort to reinforce our philosophy of emphasizing at-risk compensation. In 2007, the CEO advised the Committee that the senior management team was not requesting increases in their salaries. As a result, no increases in the salaries of executive officers for 2007 were approved.
Annual Bonuses
     For fiscal 2007, annual bonuses for the named executive officers were based 80% upon performance against objectively measurable, predetermined financial and operational goals approved by the Committee in February 2007, and 20% on individual goals for the senior executive team. The financial goals that were used involved our EBITDA and, in appropriate cases, operating unit profitability, while the operational goals consisted of an independent assessment of retail store performance and assessments of fill rate, on-time deliveries and a customer satisfaction survey for the food distribution segment. The financial and operational goals for the named executive officers, other than the CEO, were assigned a maximum bonus opportunity ranging from 50% to 60% of base salary. Bonus amounts typically are calculated by multiplying an individual’s base salary by his or her maximum bonus percentage and by the sum of the payout factors applicable to each financial, operational and shared performance goal.
     The Committee retains discretion under the annual bonus program for named executive officers to (i) provide for downward adjustments in bonus payouts by adjusting the payout factor percentages, and (ii) equitably adjust financial performance factors such as net earnings to reflect the impact of events such as reorganizations, recapitalizations, significant acquisitions or divestitures, and changes in accounting policies (but only to the degree permitted by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m) of the Internal Revenue Code”) for the CEO for whom annual bonus compensation is to be considered “performance based” for purposes of Section 162(m) of the Internal Revenue Code.
     Performance against the predetermined financial and operational goals was measured after the completion of the audit of our financial statements for fiscal 2007. Bonuses earned for 2007 are to be paid in cash, subject to the ability of participants to elect to receive up to 100% of their bonus in shares of common stock in lieu of cash. To further encourage bonus plan participants to increase their ownership interest in our common stock, participants who elect to receive all or part of their bonus in shares of common stock receive additional shares of restricted stock equal to 15% of the shares paid in lieu of cash. All such restricted stock will vest after two years of continued employment, if the executive has retained beneficial ownership of the unrestricted shares. All bonus and restricted shares are issued under the 2000 Stock Incentive Plan.
     The Committee modified the annual bonus plan for 2008 to add a gate that provides that no bonuses will be paid unless the financial component of the plan is attained, and also limits the percentage payout for the non financial components to no more than the percentage paid on the financial component.

Long-Term Incentives
     The Committee determined that long-term incentive awards made during 2007 would be limited to persons holding the positions of Vice President and above, including the named executive officers, and would consist solely of performance units. Limiting eligibility to a smaller group of individuals than had previously received annual stock option awards was considered consistent with an emphasis on targeting key individuals who are in a position to significantly affect our performance and minimizes stockholder dilution. The performance units granted vest after a three-year performance period, with a payout that can vary between 0% and 200% of an executive’s target payout.
     The size of performance units awards made to the named executive officers was based on position level, and consistent with competitive practices for long-term incentives and overall direct compensation as reported by Pearl Meyer’s Partner. Long-term incentive awards are designed to align the interests of the executives with our longer-term objectives and to reward them in relation to the achievement of these objectives.
     With the assistance of a compensation consultant, in 2007 the Committee established the metrics for the 2007 LTIP plan as Compound Annual Growth Rate of EBITDA compared to our Peer Group and Free Cash Flow/Net Assets. The Committee also added a non-competition agreement to the 2007 LTIP plan.
     In February 2008, the Committee amended the 2006 and 2007 LTIP plans to take into account the Company’s decision in the fall of 2007 to invest strategic capital in support of its strategic plan. To ensure the interests of management and stockholders remained aligned after the decision to invest strategic capital, the Committee revised the 2006 and 2007 LTIP plans as described more fully above by, among other things, amending the definitions of Net Assets, RONA and Free Cash Flow. The Committee made the following additional amendments to those plans; (1) removing the plan participant’s option to receive payout of the award in cash; instead requiring that all awards be paid in stock; and (2) requiring all senior vice presidents, executive vice presidents and the CEO to defer their receipt of the stock until six months after termination of their employment. These changes were made following consultation with Towers Perrin and for the purpose of better aligning the long-term incentive vehicles to the interests of our stockholders. .
     The provisions of the Long-Term Incentive Plan approved by the Committee for use in 2008 are identical to the 2007 Plan.
Potential Forfeiture of Annual Bonus or Long-Term Incentives
     The agreements under which annual bonus and performance unit awards are made provide that if the CEO and CFO do not receive, or are required to reimburse us for, an annual bonus or performance unit payout in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, then all of our Executive Vice Presidents, Senior Vice Presidents and Vice Presidents will similarly be denied or obligated to repay any bonus or performance unit payout for such period. Section 304 would be triggered by an accounting restatement resulting from material non-compliance as a result of misconduct with financial reporting requirements under securities laws.
Restricted Stock Units
     Recognizing that retention of key employees is critical to our efforts to navigate through a leadership transition and to develop and implement a new strategic plan, we awarded time vesting performance units denominated as restricted stock units to the named executive officers (other than the CEO) of varying amounts, ranging from 32,500 to 47,500 RSUs. The Committee believes that the restricted stock units provide incentives necessary to retain executive officers and reward them for short-term company performance while creating long-term incentives to sustain the Company’s performance. Under these awards, the grantees are entitled to an additional amount of restricted stock units if the payment date for a dividend declared by the Board of Directors occurs before the vesting of the restricted stock units. The number of additional restricted stock units granted is determined by the following formula: dividend value per share multiplied by the number of unvested restricted stock units/fair market value of the Company’s stock on the dividend payment date. For purposes of the 2000 Plan, the fair market value of our common stock is the average of the high and low prices of our common stock, as reported on the NASDAQ Global Select Market, on the applicable date. The restricted stock units granted to Messrs. Poore, Brown and Sihilling in

2006 vest five years after the date of the grant so long as each continues to be employed by the Company. There were two tranches of restricted stock awards granted to Mr. Dimond in 2007. The first tranche is for 37,500 shares and will vest one-third on each of the first three anniversaries of the grant date, assuming continued employment with Nash Finch. These awards will also immediately vest in full upon a change in control of us, or if Mr. Dimond’s employment ends because of disability, death or termination by us without cause. The second tranche is for 37,500 and will vest five years after the date of the grant, assuming continued employment with Nash Finch Company. The restricted stock units will immediately vest in full upon a change in control of us, or if his/her employment ends because of death or disability.
Other Aspects of Executive Officer Compensation
     In addition to the salary, annual bonus and long-term incentive elements of the compensation program provided to the named executive officers, the named executive officers also participate in the Supplemental Executive Retirement Plan (described under “Supplemental Executive Retirement Plan”) and the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans (described under “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans”), as well as in the same employee benefit plans, and on the same basis, available to other full-time exempt employees. Cumulatively, these plans and arrangements are provided as important elements of what is intended to be a competitive overall compensation program. The Committee, with the assistance of Towers Perrin, evaluates these plans and arrangements periodically to ensure conformity with our compensation philosophy and objectives.
     In providing what is considered a competitive overall compensation program, the Committee believes that it is not necessary or appropriate to supplement that program with perquisites or personal benefits, with three exceptions. We provide executive officers with the opportunity to participate at our expense in specified executive health screening programs, and to have spouses or partners accompany them to designated Company or industry functions. In addition, the company provides additional life insurance coverages to executive officers and provided estate Planning Services for our Chief Executive Officer. No other perquisites or personal benefits are provided to executive officers, and the incremental cost to us of providing these items did not exceed $10,000 for any executive officer during 2007 other than Messrs. Covington and Brown.
Retention Agreements
     During 2005, the Committee supplemented the overall compensation program by approving executive retention agreements for certain of its key employees, including Mr. Poore and Ms. Stewart. Each agreement provided that if an officer’s employment was terminated by us for any reason other than death, disability, retirement or cause during a defined transition period related to the resignation of Ron Marshall as our CEO, or if the officer terminates his or her employment with us for “good reason” (generally, a reduction in compensation or benefits or a demotion) within that same transition period, then the officer was entitled to continued compensation and participation in benefit plans for either a 12 or 24 month period. The Committee determined that Mr. Marshall’s decision to resign as CEO and a director could lead to the departure or distraction of other members of our senior management, and that it would be advisable to enter into these agreements as a means of minimizing these risks and ensuring appropriate continuity of leadership. Mr. Poore’s Retention Agreement expired by its own terms on May 1, 2007.

Chief Executive Officer Compensation
     Compensation for our Chief Executive Officer. In April 2006, the Compensation Committee, in recognition of his significant level of responsibility for the Company’s success, approved the compensation arrangements for Alec C. Covington, President and CEO. Mr. Covington assumed the position of CEO effective May 1, 2006. For fiscal 2006, the amount of Mr. Covington’s annual base salary and bonus were each $850,000. The amount of the annual bonus actually paid to Mr. Covington in future years will depend upon our performance against objective criteria approved by the Compensation Committee, and may range from 0% to 100% of his annual base salary.
     In connection with the hiring of Mr. Covington, we granted him 54,000 performance units denominated as restricted stock units under our 2000 Stock Incentive Plan. One-third of these restricted stock units will vest on each of the first three anniversaries of the grant date, assuming continued employment with Nash Finch. The restricted stock units will immediately vest in full upon a change in control of us, or if Mr. Covington’s employment ends because of disability, death, termination by us without cause, or termination by Mr. Covington for “good reason” (generally because of a demotion, required relocation, or failure by us or a successor to comply with the terms of the offer letter entered into between Mr. Covington and us).
     In addition, we granted Mr. Covington 100,000 performance units which were originally scheduled to vest and be delivered in 20% increments over five years based on achievement of performance criteria related to consolidated EBITDA, as that term is described in our senior credit facility. In order to defray taxes in connection with the settlement of these performance units, Mr. Covington was to receive a cash payment equal to 48% of the fair market value of the shares received in any settlement of performance units.
     When Mr. Covington initially agreed to become our President and CEO, such restricted stock units were to have vested in 20% increments over five years beginning in 2007, subject to his continued employment with no performance criteria involved. However, in order to assist us with making such restricted stock units deductible under Section 162(m) of the Internal Revenue Code, Mr. Covington agreed to add the performance criteria for vesting. Accordingly, the performance targets that were agreed to by Mr. Covington and the Company were designed such that they would comply with the requirements for deductibility under Section 162(m) of the Internal Revenue Code, but would also be reasonably achievable in order to allow Mr. Covington to vest if he remained employed by us.
     In February 2007, the Company cancelled the grant described immediately above, and replaced it with another grant designed to deliver the compensation originally promised to Mr. Covington, while at the same time increasing Mr. Covington’s equity interest in us, thereby tying his compensation more closely to stockholder value. The new grant provides that none of the vested shares will be delivered to Mr. Covington until six months after his employment with us ceases. In addition, the new grant does not include a cash “tax gross-up” component, but instead delivers additional RSUs of approximately equal value to the cash “tax gross-up.”
     The terms of the new grant strengthen Mr. Covington’s focus on our long-term profitability, as well as increasing our share price over the long-term, as the value he will ultimately realize upon delivery of the shares will depend upon the share price at the time of delivery. The redesign of Mr. Covington’s restricted stock units thus accomplishes our compensation objectives of emphasizing stockholder value and aligning Mr. Covington’s interests with those of stockholders.
     The new grant has the following features:
•	The tax gross-up payment was eliminated in favor of granting Mr. Covington additional restricted stock units with an approximate value equal to the tax gross-up payment for a total grant of 152,500 RSUs
•	The RSUs vest over time, assuming Mr. Covington’s continued employment with us, based on the following vesting schedule:
—	61,000 shares will vest on May 1, 2008

—	30,500 shares will vest on May 1, 2009

—	30,500 shares will vest on May 1, 2010

—	30,500 shares will vest on May 1, 2011
•	No RSU’s will be delivered to Mr. Covington until six months after his employment with us ceases; and

•	The RSUs will immediately vest in full upon change in control of us, or if Mr. Covington’s employment ends because of disability, death, termination by us without cause, or termination by Mr. Covington for “good reason.”
     Also in February 2007, the Compensation Committee accelerated the vesting of Mr. Covington’s interest in his Supplemental Executive Retirement Plan account so that he now holds a fully vested, non forfeitable interest in that account. The Committee accelerated the vesting of Mr. Covington’s Supplemental Executive Retirement Account to make it consistent with Mr. Covington’s understanding of the vesting provisions of the Plan at the time he accepted the Company’s offer of employment.
     Mr. Covington was awarded 49,622 performance units under the Nash Finch Long-Term Incentive Program for the three-year performance period covering fiscal years 2006-2008. He received a grant of 45,471 performance units for the three-year performance period covering fiscal years 2007-2009. Mr. Covington was awarded 35,271 performance units for the three-year performance period covering 2008-2010.
Stock Ownership Guidelines
     The Committee has approved stock ownership guidelines applicable to Nash Finch officers, including the named executive officers. These guidelines provide that an officer is expected to make regular, good faith efforts to achieve a specified ownership target within five years of joining Nash Finch or becoming subject to the guidelines (by receiving a promotion into the covered group), whichever is later. The ownership target for the CEO is five times base salary, for executive and senior vice presidents three times base salary, and for other vice presidents one time base salary. For these purposes, an individual’s ownership position includes both common shares and derivative securities exercisable or convertible into common shares (including stock options and performance units), and includes all such securities beneficially owned by the individual. Shares are valued for these purposes based on a rolling three-month average weekly closing price for Nash Finch common stock on the NASDAQ Global Select Market. A derivative security is valued at the “spread” between the aggregate value (determined as provided in the previous sentence) of all shares underlying the derivative security and the aggregate exercise price, if any, of that derivative security. The Committee periodically reviews current ownership levels relative to the guidelines, and may exclude an individual from participation in our long-term incentive program if satisfactory progress toward an ownership target is not being made. As of March 25, 2008, each of the named executive officers satisfies these stock ownership guidelines.
Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code generally provides that Nash Finch may not deduct compensation in excess of $1 million paid in any taxable year to the CEO or the other executive officers named in the Summary Compensation Table, unless the compensation in excess of $1 million is “performance based.” Compensation that is deferred until retirement does not count toward the $1 million limit. The adoption of the Performance Incentive Plan in 2002 was intended to qualify as “performance based” annual bonuses for any of these individuals who might receive salary and an annual bonus in excess of $1 million in any taxable year. In addition, certain compensation under the 2000 Stock Incentive Plan, such as stock options and awards contingent upon the satisfaction of performance criteria, such as the performance unit awards made during 2005, can also qualify as “performance based.” The Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Internal Revenue Code since it wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of us and our stockholders.

Summary Compensation Table
     The table below presents the annual compensation for services in all capacities to the Company for the periods shown for the Company’s (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) former Chief Financial Officer and (iv) three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers of the Company on December 29, 2007. These officers are referred to as the “named executive officers.” All dollar amounts are in United States dollars.

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred	All
			Bonus	Stock	Option		Incentive Plan	Compensation	Other
Name and Principal		Salary ($)	($)	Awards	Awards		Compensation	Earnings	Compensation
Position	Year	(1)	(2)	($)(3)	($)(4)		($)(5)	($)(6)	($)(7)		Total ($)
Alec C. Covington	2007	814,957	—	3,141,153 (8)	—		850,000	326	206,521		5,012,957
Chief Executive Officer	2006	554,171	80,000	283,621	—		850,000	—	176,747		1,944,539
Robert B. Dimond	2007	352,396	312,500	753,693	—		225,000	—	740,038		2,383,627
Chief Financial Officer								—
LeAnne M. Stewart	2007	33,562	—	(183,502)	(56,809)	(10)	20,000	875	20,138		(185,736)
Former Chief Financial	2006	289,588	—	128,084	71,072			—	1,183,945	(11)	1,692,689
Officer (from January
1, 2007 - January 2, 2007)
Christopher A. Brown	2007	455,478	—	478,400	—		285,000	37	122,934		1,341,849
Executive Vice	2006	63,767	100,000	38,468	—		50,000	—	14,132		266,367
President, Food Distribution
Jeffrey E. Poore	2007	312,605	—	546,575	29,088		195,000	—	104,662		1,187,930
Executive Vice	2006	282,527	70,000	81,082	41,859		97,500	6,270	119,933		699,171
President, Supply Chain Management
Calvin S. Sihilling	2007	359,581	—	387,039	—		225,000	734	133,717		1,106,071
Executive Vice	2006	143,832	75,000	63,000	—		112,500	—	59,661		453,993
President, Chief Information Officer

(1)	Highly compensated employees are permitted to defer the receipt of cash compensation pursuant to the Deferred Compensation Plan as described under “—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.” Following is the portion of salary deferred by the named executives:

Robert Dimond	$50,702
Jeffrey E. Poore	25,143
Calvin S. Sihilling	55,176

Mr. Poore elected to defer $33,750 and Mr. Dimond elected to defer $67,500 of their 2007 bonus that will be paid in 2008.

(2)	The amounts reported in the bonus columns reflect sign-on and relocation bonuses.

(3)	The value for stock awards reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 29, 2007, in accordance with FAS 123(R) of grants of performance units granted under the 2000 Stock Incentive Plan pursuant to the Company’s Long-Term Incentive Plan and of restricted stock units also issued under the Company’s 2000 Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 29, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008. Grants under the Company’s Long-Term Incentive Plan vest after a three-year performance period, with a payout that can vary between 0% and 200% of an executive’s target payout. The grants are expensed over the three-year vesting period in accordance with FAS 123(R). Amounts reflected for Mr. Poore include the grants issued in 2005, 2006 and 2007. Amounts for Messrs. Brown, Covington and Sihilling include the grants issued in 2006 and 2007. Amounts for Mr. Dimond include the grants issued in 2007.

(4)	The value for stock options reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 29, 2007, in accordance with FAS 123(R) pursuant to options issued under the Company’s 2000 Stock Incentive Plan. The Company has not issued any new options in 2007 and these amounts are from awards prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 29, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008.

(5)	Non-Equity Incentive Plan Compensation reflects cash awards earned during the year but payable in the following year under the Company’s bonus program as described under “—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Bonuses.”

(6)	Reflects above market earnings on deferred compensation account balances.

(7)	For each named executive officer the amount shown for each year may include a Company contribution and an earnings credit on behalf of the officer to Nash Finch’s Supplemental Executive Retirement Plan (SERP), Company contributions to the Nash Finch Profit Sharing Plan (a 401(k) plan), life insurance premiums paid by the Company and reimbursement of relocation costs by the Company including tax reimbursement payments related to relocation costs. The components of the amount shown for each named executive officer are as follows (Profit Sharing Plan contribution amounts are estimated and subject to possible downward adjustment depending on the final results of discrimination testing involving the plan):

		Profit Sharing		Company		Subsidy
	Credit To	Plan		Paid Life	Other	of Cobra
Name	SERP	Contribution	Relocation	Insurance	Perquisites	Payments	Total
Alec C. Covington	$176,418	$4,840	$—	$3,432	$21,831	$—	$205,521
Robert B. Dimond	73,356	12,511	652,455	1,716	—	—	740,038
LeAnne M. Stewart	14,467	—	—	—	3,173	2,498	20,138
Christopher A. Brown	95,534	10,601	—	1,716	15,083	—	122,934
Jeffrey E. Poore	80,217	10,072	12,657	1,716	—	—	104,662
Calvin S. Sihilling	76,586	4,840	46,088	1,716	4,487	—	133,717

As a result of her employment with us ending, Ms. Stewart forfeited the unvested portion of her SERP account balance.

Mr. Dimond’s relocation expense includes an amount to purchase the equity in his house as part of the Company relocation plan due to the down turn in the real estate market and tax reimbursement for such expenses.

Amounts shown under other perquisites are for employee physicals with the exception of Mr. Covington, whose amount includes employee physicals and estate planning.

(8)	In February of 2007, the Company cancelled the grant of 100,000 shares of performance units designated as restricted stock units issued in April of 2006 that were to be delivered in 20% increments over five years based on achievement of certain performance criteria. These were replaced with a grant of 152,000 shares of performance units designated as restricted stock units that will vest over time. 61,000 shares will vest on May 1, 2008 and 30,500 will vest on May 1, 2009, May 1, 2010 and May 1, 2011, respectively. These awards are more fully described under “—Compensation Discussion and Analysis — Chief Executive Officer Compensation.” Pursuant to FAS 123(R), the grants are expensed over the vesting period; therefore, Fiscal 2007 included increased expense as 61,000 shares will vest on May 1, 2008.

(9)	Ms. Stewart’s employment with the Company ended effective January 26, 2007. Ms. Stewart forfeited 6,000 performance units granted on January 3, 2005 and 8,932 performance units granted on January 2, 2006 under the Long-Term Incentive Plan. Pursuant to FAS 123(R), the Company reversed previously reported compensation expense of $183,502.

(10)	Ms. Stewart forfeited 500 unvested options granted on July 7, 2003, 2,000 unvested options granted on July 12, 2004 and 6,000 unvested options granted on October 15, 2004. Pursuant to FAS 123(R), the Company reversed previously reported compensation expense of $56,809.

(11)	Ms. Stewart’s employment with the Company ended on January 26, 2007, and she was entitled to a payout of $1,105,920 under a Retention Agreement entered into with the Company (described under “—Compensation Discussion and Analysis—Elements of Executive Compensation — Retention Agreements”), which is being paid out on a weekly basis over a 24 month period of time. Pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the Internal Revenue Code”), payments were deferred for the first six months. Ms. Stewart is also entitled to continuation of all health and welfare benefits for the same 24 month period.

Grants of Plan-Based Awards
     The following table shows all grants of plan-based awards to the named executive officers with respect to the fiscal year ended December 29, 2007:
Grants of Plan-Based Awards for the Fiscal Year Ended December 29, 2007

									All Other
								All	Option		Grant
								Other	Awards:		Date
								Stock	Number		Fair
								Awards:	of	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number	Securities	or Base	Stock
		Under Non-Equity			Under Equity Incentive			of Shares	Under-	Price of	and
		Incentive Plan Awards(1)			Plan Awards(2)			of Stock	lying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Alec C. Covington	02/01/07	—	—	—	—	—	—	152,500 (3)	—	—	4,675,650
	04/03/07	—	—	—	17,914	35,827	71,654	—	—	—	1,250,000
	N/A	—	$850,000	$850,000	—	—	—	—	—	—	N/A

Robert B. Dimond	01/02/07	—	—		—	—	—	75,000 (4)	—	—	2,061,750
	04/03/07	—	—		3,225	6,449	12,898	—	—	—	225,000
	N/A	—	225,000	225,000	—	—	—	—	—	—	N/A

Christopher A. Brown	04/03/07	—	—		4,085	8,169	16,338	—	—	—	285,000
	N/A	—	285,000	285,000	—	—	—	—	—	—	N/A

Jeffrey E. Poore	04/03/07	—	—	—	2,795	5,589	11,178	—	—	—	195,000
	N/A	—	195,000	195,000	—	—	—	—	—	—	N/A

Calvin S. Sihilling	04/03/07	—	—	—	3,225	6,449	12,898	—	—	—	225,000
	N/A	—	225,000	225,000	—	—	—	—	—	—	N/A

(1)	Reflects the maximum amounts payable under the Company’s bonus program as described under “—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Bonuses.” Based on the Company’s performance against the targets for the bonus plan, the payout of bonuses could range between 0 — 100%.

(2)	The amounts reflect performance units granted under the 2000 Stock Incentive Plan pursuant to the Company’s Long-Term Incentive Plan as described under “—Compensation Discussion and Analysis —Elements of Executive Compensation—Long-Term Incentives.” The performance units will pay out in shares of Nash Finch common stock. Depending on our ranking against the plan metrics, a participant could receive a number of shares (or the cash value thereof) ranging from 0% to 200% of the number of performance units granted.

(3)	In connection with his employment with the Company, Mr. Covington was granted 100,000 performance units. On February 27, 2007, the Company canceled this award and replaced it with a new award of

152,500 performance units denominated as restricted stock units (described under “—Compensation Discussion and Analysis — Chief Executive Officer Compensation”).

(4)	In connection with his employment with the Company, Mr. Dimond was granted 75,000 performance units denominated as restricted stock units under the Company’s 2000 Stock Incentive Plan (described under “—Compensation Discussion and Analysis — Elements of Executive Compensation — Restricted Stock Units”).

Outstanding Equity Awards at Fiscal Year End
     The following table shows all unexercised options, stock that has not vested and stock incentive plan awards for each of the named executive officers as of December 29, 2007:
Outstanding Equity Awards at December 29, 2007

	Option Awards					Stock Awards
											Equity
											Incentive
											Plan
											Awards:
									Equity		Market or
			Equity						Incentive		Payout
			Incentive						Plan Awards:		Value
			Plan						Number		of
			Awards:					Market	of		Unearned
	Number	Number	Number			Number		Value of	Unearned		Shares,
	of	of	of			of Shares		Shares or	Shares,		Units or
	Securities	Securities	Securities			or Units		Units of	Units or		Other
	Underlying	Underlying	Underlying			of Stock		Stock	Other Rights		Rights
	Unexercised	Unexercised	Unexercised	Option		That		That Have	That Have		That Have
	Options	Options	Unearned	Exercise	Option	Have		Not	Not		Not
	(#)	(#)	Options	Price	Expiration	Not		Vested	Vested		Vested
Name	Exercisable	Unexercisable (1)	(#)	($)	Date	Vested		($)	(#)		($)
Alec C. Covington	—	—	—	—	—	37,520	(2)	$1,342,090	49,622	(3)	$1,774,979
	—	—	—	—	—	155,408	(4)	5,558,944	35,827	(5)	1,281,532

Robert B. Dimond	—	—	—	—	—	38,215	(6)	1,366,951	6,449	(5)	230,681
	—	—	—	—	—	38,215	(7)	1,366,951	—		—

Christopher A. Brown	—	—	—	—	—	48,738	(8)	1,743,358	8,171	(9)	292,277
	—	—	—	—	—	—		—	8,169	(5)	292,205

Jeffrey E. Poore	2,000	—	—	17.35	07/06/2008	33,608	(10)	1,202,158	6,000	(11)	214,620
	4,000	2,000	—	24.55	07/11/2009	—		—	7,741	(3)	276,896
	—	—	—	—	—	—		—	5,589	(5)	199,919

Calvin S. Sihilling	—	—	—	—	—	38,778	(12)	1,387,089	7,195	(13)	257,365
	—	—	—	—	—	—		—	6,449	(5)	230,681

(1)	All options listed have a term of 5 years; and 1/5 will vest on the 6 month anniversary of the grant and 1/5 will vest on the 1st, 2nd, 3rd and 4th anniversary of the grant.

(2)	The original grant was for 54,000 shares and was granted on May 1, 2006. The vesting is as follows: 1/3 of the award vested on May 1, 2007 and 1/3 will vest on each of the next two anniversaries of the grant date, respectively, assuming continued employment with the Company.

(3)	Awards were granted under the LTIP Plan and will vest at the end of 2008. The amount that will vest is dependant on the Company’s performance against two key performance measures.

(4)	Awards were granted on February 27, 2007, and 2/5 will vest on the May 2, 2008 and the remaining will vest in 1/5 increments on May 2, 2009, May 2, 2010 and May 2, 2011, assuming continued employment with the Company.

(5)	Awards were granted under the LTIP Plan and will vest at the end of 2009. The amount that will vest is dependent on the Company’s performance against two key performance measures.

(6)	Awards were granted on January 2, 2007 and 1/3 will vest on first three anniversaries of the grant date, assuming continued employment with the Company.

(7)	Awards were granted on January 2, 2007 and will vest on fifth anniversary of the grant date, assuming continued employment with the Company.

(8)	Awards were granted on November 6, 2007 and will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

(9)	Awards were granted under the LTIP Plan and will vest at the end of 2008. Mr. Brown will receive a prorated share of the full grant of 11,314 shares which is calculated by taking the full grant amount multiplied by a fraction, the numerator of which shall be the number of whole months of employment during the measurement period, and the denominator of which shall be the number of whole months in the measurement period. The amount that will vest is dependent on the Company’s performance against two key performance measures.

(10)	Awards were granted on August 7, 2006 and will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

(11)	Awards were granted under the LTIP Plan and vested at the end of 2007. The amount will vest is dependent on the Company’s performance against two key performance measures against the peer group and will not be determined until the peer group companies publish their final results for the measurement period.

(12)	Awards were granted on August 7, 2006 and will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

(13)	Awards were granted under the LTIP Plan and will vest at the end of 2008. Mr. Sihilling will get a prorate share of the full grant of 8,932 shares which is calculated by taking the full grant amount multiplied by a fraction, the numerator of which shall be the number of whole months of employment during the measurement period, and the denominator of which shall be the number of whole months in the measurement period. The amount that will vest is dependent on the Company’s performance against two key performance measures.

Option Exercises and Stock Vested
     Shown below is information with respect to (1) option exercises and (2) vesting of restricted share units and settlement of performance units for each of the named executive officers with respect to the fiscal year ended December 29, 2007:
Option Exercises and Stock Vested for the Fiscal Year Ended December 29, 2007

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Alec Covington	—	—	18,505 (1)	731,325
LeAnne Stewart	21,500	211,700	—	—
Jeffrey E. Poore	—	—	27	1,155

(1)	Mr. Covington deferred these shares into the Deferred Compensation Plan.
Supplemental Executive Retirement Plan
     The Nash Finch Supplemental Executive Retirement Plan (“SERP”) is an unfunded plan designed to reward and promote long tenure with the Company by providing retirement income to eligible participants to supplement amounts available from other sources. The Compensation Committee oversees the administration of the Plan, and approves the list of participants from among Nash Finch’s management and highly compensated employees. Currently, the executive officers and one non-executive officer of Nash Finch participate in the SERP.
     Under the SERP, each participant who is actively employed by, or on an approved leave of absence from, Nash Finch or an affiliated entity on the last day of a calendar year will be credited with an amount equal to 20% of his or her base salary for that year. On the last day of each calendar quarter, each participant’s SERP account is credited with earnings on the average daily account balance during that quarter at a rate equal to the quarterly equivalent of the average annual corporate bond yield for each month during the quarter, as reported by Moody’s Investor’s Service, Inc.
     An active participant becomes fully vested in his or her SERP account balance upon the earlier of completing 10 years of participation in the SERP or reaching age 65. A participant also becomes fully vested upon death or disability during the term of his or her employment, or upon a change in control of Nash Finch. A participant is not vested during his or her first five years of participation in the SERP, but becomes 50% vested after five years’ participation, and the level of vesting increases by 10% per year thereafter. The Compensation Committee has the authority under the Plan to accelerate the vesting of a participant’s interest in his/her SERP account. The entire balance of a participant’s SERP account will be forfeited if the participant engages in competitive activity at any time while the participant is employed by Nash Finch or an affiliated entity or is receiving distributions under the SERP, or if the participant’s employment is terminated for dishonesty or criminal conduct. Distributions under the SERP begin the first month of the next calendar year following a participant’s termination of employment. Payments will be made in 120 monthly installments, determined in each case by dividing the participant’s vested account balance by the number of remaining payments due. Prior to commencement of a participant’s distributions, the Compensation Committee may elect to make the distribution in any alternative form, subject to certain conditions set forth in the SERP.
     Company contributions and earnings credited to the SERP accounts of the executive officers named in the Summary Compensation Table are included in the “All Other Compensation” figures shown in that table.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
     Highly compensated employees of Nash Finch, including the executive officers, have been permitted to defer the receipt of their cash compensation for 2004 and previous calendar years pursuant to the Income Deferral Plan, and are permitted to defer the receipt of their cash and long-term incentive compensation for 2005 and subsequent calendar years pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. In connection with the adoption of this plan, the Board froze participation in the Income Deferral Plan as of December 31, 2004.
     The Deferred Compensation Plan permits each participant to annually defer a portion of his or her salary, annual bonus, commissions and/or long-term incentive plan payouts up to maximum percentages permitted by the Plan, and to have the amount deferred credited by book entry to a deferred compensation account. The Plan also provides that Company contribution credits will be made to a participant’s account under the Plan if and to the extent Company contributions to the participant’s account under the Company’s profit sharing/401(k) plan are reduced because of a reduction in the participant’s salary resulting from participation in the Plan. Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Plan Administrator. The balance in each deferred compensation account is adjusted daily to reflect the investment experience of the selected investment funds, as if amounts credited to the account had actually been invested in the investment funds. If a participant elects to defer the receipt of shares of Nash Finch common stock issuable under the Nash Finch 2000 Stock Incentive Plan, the deferred shares are credited as share units to a share sub-account under the Plan, distributions from which may be made only in shares of Nash Finch common stock issued under the 2000 Stock Incentive Plan. The balance in a participant’s deferred compensation account will be payable upon retirement, death, disability, termination of employment or, if a participant so elects, at a date certain in the future or upon a change in control of the Company. Distributions may generally be made in a lump sum or in up to 15 annual installments. Participants are always 100% vested in their account balances.
Nonqualified Deferred Compensation for the Fiscal Year Ended December 29, 2007
     The following table shows contributions, earnings and balances under our Deferred Compensation Plan.

		Executive	Registrant	Aggregate	Aggregate		Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/		Balance at Last
		in Last FY	in Last FY	Last FY	Distributions		FYE
Name	Plan	($)(1)	($)(2)	($)	($)		($)
Alec C. Covington	Deferred Compensation Plan	731,325	—	(60,272)	—		671,053
	SERP	—	169,511	6,907	—		287,252
Robert B. Dimond	Deferred Compensation Plan	50,702	—	271	—		50,973
	SERP	—	73,356	—	—		73,356
LeAnne M. Stewart	Deferred Compensation Plan	—	—	—	—		—
	SERP	—	—	14,466	(99,492	)(3)	246,615
Christopher A. Brown	Deferred Compensation Plan	—	—	—	—		—
	SERP	—	94,739	795	—		108,287
Jeffrey E. Poore	Deferred Compensation Plan	25,143	—	5,978	—		143,166
	SERP	—	65,014	15,203	—		324,184
Calvin S. Sihilling	Deferred Compensation Plan	55,176	—	2,245	—		57,421
	SERP	—	74,793	1,793	—		105,352

(1)	Includes the following amounts for named executive officers which is reported for such named officer as salary in the Summary Compensation Table:

Robert Dimond	$50,702
Jeffrey E. Poore	25,143
Calvin S. Sihilling	55,176

The amount for Mr. Covington represents equity awards that vested during 2007, which Mr. Covington deferred into the Deferred Compensation Plan.

(2)	Amounts for named executive officers are included for such named officer in All Other Compensation in the Summary Compensation Table
     The table below shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2007.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
American Funds Growth Fund of America R4	10.87%	Fidelity Freedom 2000	5.32%
Dodge & Cox Stock	0.14%	Fidelity Freedom 2010	7.43%
Spartan US Equity Index Fund	5.43%	Fidelity Freedom 2020	8.54%
Artisan Mid Cap Inv	21.20%	Fidelity Freedom 2030	9.27%
Hotchkis & Wiley Mid-Cap Value Fund 1	(16.96%)	Fidelity Freedom 2040	9.31%
Neuberger Berman Fasciano Inv	0.25%	Fidelity Freedom Income Fund	4.83%
Wells Fargo Small Co Value Admin	(13.80%)	Fidelity Managed Income Portfolio II	4.43%
Fidelity Diversified International	16.03%	PIMCO Total Return Inst	9.07%
Fidelity Balanced Fund	8.99%
Potential Payments Upon Termination or Change In Control
     The section below describes the amount of compensation that may be made to named executive officers of the Company in the event of termination of such executive’s employment or in connection with a change in control. The amount of compensation payable to each named executive officer upon voluntary termination, voluntary for-good-reason termination, retirement, involuntary not-for-cause termination, involuntary for-cause termination, disability or death of the executive, or in connection with a change in control is shown in the tables below. The amounts shown assume that such termination or change in control was effective as of December 29, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. For stock-based awards, the fair market value of the Company’s stock on December 28, 2007 was used to determine compensation earned. The actual amounts to be paid out can only be determined at the time of such executive’s termination from the Company.
     LeAnne Stewart resigned from the Company effective January 26, 2007; therefore, she is not included in the tables below.
Payments Made Upon Termination
     Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during the term of his or her employment. Such amounts include:
•	If he or she is employed on the last day of the year, non-equity incentive compensation under the bonus plan earned during the fiscal year. If termination is prior to the last day of the year, non-equity incentive compensation is forfeited;

•	Amounts contributed under the Deferred Compensation Plan; and

•	Amounts accrued and vested through the Company’s Supplemental Executive Retirement Plan and Deferred Compensation Plan. In connection with his or her initial commencement of participation in the Deferred Compensation Plan, the participant irrevocably elects the form and manner to receive the

Termination Benefit as either a single lump sum payment or pursuant to the Annual Installment Method for up to five years. If they do not make any election in respect to the payment of the Termination Benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment. The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date. However, for the named executive officers, Section 409A of the Internal Revenue Code requires that payments are not to be made during the 6 month period following termination of employment.
Payments Made Upon Retirement
     In the event of the retirement of a named executive officer, in addition to the items identified under “Payments Made Upon Termination” above:
•	All exercisable options and stock appreciation rights of the officer will remain exercisable for three years or until the end of their term, whichever is sooner;

•	He or she will continue to vest in performance units and stock bonuses in accordance with the schedule set forth in the agreements. Pursuant to the agreements in place for the named executive officers as of December 29, 2007, excluding Alec Covington, all unvested performance units designated as restricted stock units and stock bonuses would be forfeited. Alec Covington’s restricted stock units vest immediately upon retirement; and

•	He or she will be entitled to receive a settlement payment under the Long-Term Incentive Plan equal to the Settlement Share Amount that they would have received, multiplied by a fraction whose numerator is the full number of months employed during the Measurement Period and whose denominator is (36). Any such payment will be made at the time of settlement of the Performance Units at the end of Measurement Period. The Performance Units will be settled as soon as practicable after audited financial statements are available for the Company’s last fiscal year in the Measurement Period and information is publicly available with respect to the Performance Measures of the members of the Peer Group.
Payments Made Upon Death or Disability
     In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above:
•	All outstanding options and stock appreciation rights held by the named executive officer will become immediately exercisable for three years or until the end of the term of the award, whichever is sooner;

•	He or she will continue to vest in performance units designated as restricted stock units and stock bonuses;

•	He or she will immediately acquire a fully vested, nonforfeitable interest in his or her SERP account (The distribution will be made in the form of 120 monthly payments, which will begin during the first month of the Plan Year next following the Plan Year during which the individual’s employment was terminated.). Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment; and

•	He or she will immediately fully vest in the Company contribution to his or her Deferred Compensation Plan account. In connection with his or her initial commencement of participation in the Deferred Compensation Plan, the participant shall irrevocably elect in the form and manner to receive the Disability Benefit in a single lump sum payment or pursuant to the Annual Installment Method for up to five years. If they do not make any election in respect to the payment of the Termination Benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment. The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. Remaining installment payments, if any, shall be paid no later than

60 days after each anniversary of the Participant’s Benefit Distribution Date. Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment.
     In the event of the death of a named executive officer, payments will be made under life insurance policies to his or her named beneficiary or estate. In the event of the death or disability of the CEO, in addition to the benefits listed above, he will receive the termination year bonus (pro-rata share to date of termination due to disability).
Payments Made Upon Involuntary Not-For-Cause Termination
     In the event of the involuntary not-for cause termination of a named executive officer, in addition to the items identified under “Payments Made Upon Termination” above:
•	All outstanding options or stock appreciation rights held by the officer will remain exercisable for a period of three months after termination or until the end of the term of the awards, whichever is sooner;

•	He or she will continue to vest in performance units (excluding performance units designated as restricted stock units, which are discussed below) and stock bonuses in accordance with the schedule set forth in the agreements; and

•	Outstanding performance units designated as restricted stock units will immediately vest on a pro rata basis (except awards to the CEO and one award to the CFO, which vest immediately in full) determined by multiplying the number outstanding by a fraction whose numerator is the number of whole months between grant date and the termination date and whose denominator is the number of months of the full award. As soon as administratively practicable following the vesting date, the Company will distribute the full settlement of all vested restricted stock units. Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment.
     In the event of the involuntary not-for-cause termination of the CEO, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above he will receive:
•	The bonus for the termination year;

•	An amount equal to two times the sum of the termination year salary and targeted bonus, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•	Continued participation for twenty-four months in benefit plans (including health, life, dental and disability) in which his dependents were entitled to participate prior to the termination.
     In the event of the involuntary not-for cause termination of Messrs. Brown, Poore or Sihilling, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above, the terminated employee would receive:
•	An amount equal to two times the sum of the termination year salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and
•	Continued participation for two years in benefit plans (including health, life, dental and disability) in which his dependents were entitled to participate prior to the termination.

Payments Made Upon a Change in Control
     In the event of termination of a named executive officer due to a change in control, in addition to the items identified under “—Payments Made Upon Termination” and “—Payments Made Upon Involuntary Not-For-Cause Termination” above:
•	He will immediately acquire a fully vested, nonforfeitable interest in his SERP account (the distribution will be made in the form of 120 monthly payments, which will begin during the first month of the Plan Year next following the Plan Year during which the individual’s employment was terminated). Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment;

•	He will be entitled to receive a settlement amount under the Long-Term Incentive Plan for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have terminated at the end of the last full fiscal quarter before the effective date of the change in control and to have commenced at the inception of the LTIP Plan;

•	Outstanding performance units designated as restricted stock units will vest immediately in full; and

•	He will receive a payment under the Change in Control agreement as described above. This payment would be in place of payments under cash payments described in “—Payments Made Upon Involuntary Not-For-Cause Termination” above and any payments for Mr. Poore under the Executive Retention Agreements described in the following section.
Change in Control Arrangements
     Change in Control Severance Agreements. We previously entered into change in control agreements with two of our named executive officers, and certain other key employees of Nash Finch and its subsidiaries (“former Change in Control Agreements”). Absent a “change in control,” those agreements did not require Nash Finch to retain the executives or to pay them any specified level of compensation or benefits. Those agreements were cancelled in February 2007, when the Company issued a new form Change in Control Agreement.
     Each of the former Change in Control agreements provided that if an employee was terminated within 24 months of a change in control of Nash Finch (or, in limited circumstances, prior to such a change in control) for any reason other than death, disability, retirement or cause, or if the employee terminated within 24 months of a change in control for “good reason,” then the employee was entitled to receive a lump sum payment equal to the employee’s highest monthly compensation during the 36 months prior to the termination multiplied by either 12, 24 or 36 months. “Highest monthly compensation” for these purposes means 1/12 of an individual’s highest W-2 earnings during any consecutive twelve month period, increased by amounts deferred or withheld in connection with Company-sponsored benefit or income deferral plans. The employee was also entitled to the continuation of certain benefit plans (including health, life, dental and disability) for the employee and his or her dependents for comparable 12, 24 or 36 month periods. The multiple referred to above was 36 months for Mr. Covington, 24 months for Mr. Poore and 12 or 24 months for all other employees who were formerly parties to such agreements. In addition, if the employee was required to pay any federal excise tax or related interest or penalties on the payments associated with the change in control, an additional payment (“tax gross-up”) was required in an amount such that after the payment of all income and excise taxes, the employee would be in the same after-tax position as if no such excise tax had been imposed.
     In February 2007, the Committee approved a new form of Change in Control Agreement (“Revised CIC Agreement”) and has issued such agreements to each of the named executive officers, with the exception of Mr. Covington. Mr. Covington entered into a Change in Control Agreement that provides that if he terminates his employment within 6 months of a Change in Control, the termination is presumed to be for good reason. In all other respects, the Change in Control Agreement signed by Mr. Covington is the same as the Revised CIC Agreement. In the future, the Company expects that any new employee of the Company that is eligible to enter into a change of control agreement will execute the Revised CIC Agreement.

     The most notable change to the new form Revised CIC Agreement is that the amount of compensation due upon a triggering event has been modified from a multiple of the employee’s “Highest Monthly Compensation” (defined as 1/12 of the individual’s highest W-2 earnings during any consecutive twelve month period over the preceding 36 months, increased by amounts deferred or withheld in connection with Company-sponsored benefit or income deferral plans) to a multiple of 1/12 of the individual’s base pay plus short-term bonus target. The multiple referred to in the previous sentence is 36 months for Mr. Covington, 24 months for Messrs. Brown, Dimond, Sihilling and Poore and 12 months for all other employees that entered into the Revised CIC Agreement. In addition, under the Revised CIC Agreement, individuals no longer have the ability to trigger the benefits of the Agreement for any reason within the first six months of a change in control. Also, individuals are required to sign a Release of Claims as a pre-requisite to receipt of benefits under the Revised CIC Agreement. A form of the Revised CIC Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 1, 2007. Mr. Covington’s Change in Control Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K/A filed on February 28, 2008, as an amendment to the Form 8-K filed on March 1, 2007.
     For purposes of these agreements, “good reason” generally includes a reduction in compensation or benefits, demotion, relocation, and any termination for reasons other than death, disability or retirement within six months of a change in control. A “change in control” is generally deemed to have occurred if: (a) a majority of Nash Finch’s Board is no longer composed of individuals who were directors at the time these agreements were entered into or who became directors with the approval of a majority of the “incumbent directors”; (b) another party becomes the beneficial owner of at least 30% of Nash Finch’s outstanding voting stock; (c) Nash Finch sells or otherwise disposes of all or substantially all of its assets, or is liquidated or dissolved; or (d) a change in control occurs of the type required to be reported in response to Item 5.01 of Form 8-K under the Securities Exchange Act of 1934.
     2000 Stock Incentive Plan. Similar events, which specifically include mergers or consolidations where Nash Finch stockholders before the transaction do not own at least 50% of voting shares of the resulting entity, and the acquisition by a third party of 20% or more of Nash Finch’s outstanding voting stock without the approval of Nash Finch’s incumbent directors, also constitute a change in control of Nash Finch under the terms of the 2000 Stock Incentive Plan. Under the 2000 Stock Incentive Plan and award agreements issued thereunder, stock options that have been outstanding for at least six months will become immediately and fully exercisable upon a change in control and remain exercisable for the duration of their terms. The Compensation Committee may alternatively provide that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the “spread” between the fair market value of the option shares immediately prior to the change in control and the exercise price of the option shares. Restricted stock awards that have been outstanding at least six months will immediately and fully vest upon a change in control, and performance unit awards that have been outstanding at least six months will vest and be settled in accordance with the terms of the applicable award agreements (discussed under “—Compensation Discussion and Analysis—Elements of Executive Compensation — Restricted Stock Units”).
     Deferred Compensation Plans. Under the terms of deferred compensation plans applicable to directors and officers of Nash Finch, upon a change in control, Nash Finch must transfer to the benefits protection trust established in connection with these plans an amount of assets sufficient to bring the value of trust assets to at least 125% of the aggregate balance of all participant accounts in each such plan as of the last day of the month immediately preceding the change in control. Executives who participate in the Deferred Compensation Plan may elect to have the distribution of their account balances accelerated upon a change in control.
     Employee Stock Purchase Plan. Under the terms of the Nash Finch Employee Stock Purchase Plan, the Compensation Committee may accelerate the end of an offering period upon a change in control of Nash Finch and either provide for the immediate exercise of all outstanding options under that plan or terminate such options and refunds all payroll deductions to plan participants. The Employee Stock Purchase Plan was canceled effective January 1, 2008.

     The tables below show the amounts that would be payable to the named executive officers upon termination:

Alec C. Covington

		Voluntary		Involuntary	Involuntary
	Voluntary	for Good		Termination	Termination
Executive Payment and	Termination	Reason	Retirement	- Not-For-	- For Cause	Change In		Disability	Death
Benefit upon Separation	($)	($)	($)	Cause ($)	($)	Control ($)		($)	($)
Compensation
Bonus	850,000	850,000	850,000	850,000	850,000	850,000		850,000	850,000

Long-Term Incentive
Compensation
Stock Options	—	—	—	—	—	—		—	—
Restricted Stock Units	—	6,901,035	6,901,035	6,901,035	—	6,901,035		6,901,035	6,901,035
LTIP	—	—	1,298,789	—	—	2,050,451	(1)	1,298,789	1,298,789

Benefits & Perquisites
Stock Awards	—	—	—	—	—	—		—	—
SERP	287,252	287,252	287,252	287,252	287,252	287,252		287,252	287,252
Deferred Comp	671,053	671,053	671,053	671,053	671,053	671,053		671,053	671,053
Health & Welfare Benefits	—	10,848	—	10,848	—	10,848	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—	—		—	2,000,000
Excise Tax & Gross-up	—	—	—	—	—	2,853,181	(2)	—	—
Cash Severance (3)	—	3,400,000	—	3,400,000	—	5,100,000	(2)	—	—

Total	1,808,305	12,120,188	10,008,129	12,120,188	1,808,305	18,723,820		10,008,129	12,008,129

(1)	Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have begun on the grant date of the award and to have ended on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health and welfare benefits and excise tax and gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Robert B. Dimond

			Involuntary	Involuntary
	Voluntary		Termination	Termination
Executive Payment and	Termination	Retirement	- Not-For-	- For Cause	Change In		Disability	Death
Benefit upon Separation	($)	($)	Cause ($)	($)	Control ($)		($)	($)
Compensation
Bonus	225,000	225,000	225,000	225,000	225,000		225,000	225,000

Long-Term Incentive
Compensation
Stock Options	—	—	—	—	—		—	—
Restricted Stock Units	—	—	2,733,901	—	2,733,901	(1)	2,733,901	2,733,901
LTIP	—	100,661	—	—	369,089		100,661	100,661

Benefits & Perquisites
Stock Awards	—	—	—	—	—		—	—
SERP	—	—	—	—	73,356		73,356	73,356
Deferred Comp	50,973	50,973	50,973	50,973	50,973		50,973	50,973
Health & Welfare Benefits	—	—	18,144	—	18,144	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up	—	—	—	—	561,132	(2)	—	—
Cash Severance	—	—	750,000	—	1,200,000	(2)	—	—

Total	275,973	376,634	3,778,018	275,973	5,231,595		3,183,891	4,183,891

(1)	Upon a change in control, a participant in the Long-Term incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have begun on the grant date of the award and to have ended on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health and welfare benefits and excise tax and gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Christopher A. Brown

			Involuntary	Involuntary
	Voluntary		Termination	Termination
Executive Payment and	Termination	Retirement	- Not-For-	- For Cause	Change In		Disability	Death
Benefit upon Separation	($)	($)	Cause ($)	($)	Control ($)		($)	($)
Compensation
Bonus	285,000	285,000	285,000	285,000	285,000		285,000	285,000

Long-Term Incentive
Compensation
Stock Options	—	—	—	—	—		—	—
Restricted Stock Units	—	—	406,783	—	1,743,358		1,743,358	1,743,358
LTIP	—	225,873	—	—	467,528	(1)	225,873	225,873

Benefits & Perquisites
Stock Awards	—	—	—	—	—		—	—
SERP	—	—	—	—	108,287		108,287	108,287
Deferred Comp	—	—	—	—	—		—	—
Health & Welfare Benefits	—	—	16,080	—	16,080	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—		—	1,000,000

Excise Tax & Gross-up	—	—	—	—	1,024,998	(2)	—	—
Cash Severance	—	—	950,000	—	1,520,000	(3)	—	—

Total	285,000	510,873	1,657,863	285,000	5,165,251		2,362,518	3,362,518

(1)	Upon a change in control, a participant in the Long-Term incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. the measurement period shall be deemed to have begun on the grant date of the award and to have ended on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health and welfare benefits and excise tax and gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Jeffrey E. Poore

			Involuntary	Involuntary
	Voluntary		Termination	Termination
Executive Payment and	Termination	Retirement	- Not-For-	- For Cause	Change In		Disability	Death
Benefit upon Separation	($)	($)	Cause ($)	($)	Control ($)		($)	($)
Compensation
Bonus	195,000	195,000	195,000	195,000	195,000		195,000	195,000

Long-Term Incentive
Compensation
Stock Options	81,720	81,720	81,720	81,720	104,440		81,720	81,720
Restricted Stock Units	—	—	320,575	—	1,202,158		1,202,158	1,202,158
LTIP	—	460,154	—	—	577,414	(1)	460,154	460,154

Benefits & Perquisites
Stock Awards	—	—	—	—	—		—	—
SERP	194,510	194,510	194,510	194,510	324,184		324,184	324,184
Deferred Comp	143,166	143,166	143,166	143,166	143,166		143,166	143,166
Health & Welfare Benefits	—	—	10,848	—	10,848	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up(2)	—	—	—	—	819,427	(2)	—	—
Cash Severance (2)	—	—	650,000	—	1,040,000	(2)	—	—

Total	614,396	1,074,550	1,595,819	614,396	4,416,637		2,406,382	3,406,382

(1)	Upon a change in control, a participant in the Long-Term incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. the measurement period shall be deemed to have begun on the grant date of the award and to have ended on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health and welfare benefits and excise tax and gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Calvin S. Sihilling

			Involuntary	Involuntary
	Voluntary		Termination	Termination
Executive Payment and	Termination	Retirement	- Not-For-	- For Cause	Change In		Disability	Death
Benefit upon Separation	($)	($)	Cause ($)	($)	Control ($)		($)	($)
Compensation
Bonus	225,000	225,000	225,000	225,000	225,000		225,000	225,000

Long-Term Incentive
Compensation
Stock Options	—	—	—	—	—		—	—
Restricted Stock Units	—	—	369,890	—	1,387,089		1,387,089	1,387,089
LTIP	—	194,957	—	—	369,089	(1)	194,957	194,957

Benefits & Perquisites
Stock Awards	—	—	—	—	—		—	—
SERP	—	—	—	—	105,352		105,352	105,352
Deferred Comp	57,421	57,421	57,421	57,421	57,421		57,421	57,421
Health & Welfare Benefits	—	—	18,144	—	18,144	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up	—	—	—	—	497,371	(2)	—	—
Cash Severance	—	—	750,000	—	1,200,000	(2)	—	—

Total	282,421	477,378	1,420,455	282,421	3,859,466		1,969,819	2,969,819

(1)	Upon a change in control, a participant in the Long-Term incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. the measurement period shall be deemed to have begun on the grant date of the award and to have ended on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health and welfare benefits and excise tax and gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

AUDIT AND FINANCE COMMITTEE REPORT
     Membership and Role of the Audit and Finance Committee. The Audit and Finance Committee (the “Committee”) consists of directors who are each considered “independent” under the NASDAQ Stock Market, Inc. Corporate Governance Rules, Section 10A(m)(3) of the Securities Exchange Act and the SEC’s Rule 10a-3(b)(1). The Board has also determined that a majority of the members of the Audit and Finance Committee, including the Chairman, Douglas Hacker, are “audit committee financial experts” within the meaning of that term as defined in Item 407(d)(5) of the SEC’s Regulation S-K. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is included as Appendix III to this proxy statement and can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Committee reviews the adequacy of its charter on an annual basis, most recently updating the charter on November 5, 2007.
     As described more fully in the charter, the purpose of the Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting processes, the Company’s financial and disclosure controls and compliance processes and the independent audits of the Company’s financial statements. Management is responsible for the preparation, presentation and integrity of Nash Finch’s financial statements and public reports, its financial and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Committee has the ultimate responsibility to select, compensate, evaluate and, when appropriate, replace Nash Finch’s independent auditor. In discharging its responsibilities, the Committee has the authority to engage its own outside advisors.
     The Committee pre-approves all audit and non-audit services to be performed for Nash Finch by its independent auditor to insure that the provision of such services does not impair the auditor’s independence. To further avoid the existence of any relationships that could affect the independent auditor’s independence, the Committee has also adopted a policy strictly limiting the circumstances under which Nash Finch may employ former partners, principals, stockholders and professional employees of its independent auditor.
     The Committee has also established procedures for the receipt, retention and treatment of complaints received by Nash Finch regarding accounting, internal controls and auditing matters, including a process by which Nash Finch employees may anonymously and confidentially submit complaints and concerns regarding questionable accounting or auditing matters.
     Review of Nash Finch’s Audited Financial Statements for the Fiscal Year ended December 29, 2007. The Committee has reviewed and discussed the audited financial statements of Nash Finch for the fiscal year ended December 29, 2007 with Nash Finch’s management and Ernst & Young LLP (“Ernst & Young”), Nash Finch’s independent registered public accounting firm. The Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
     The Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee has discussed the independence of Ernst & Young with that firm.
     Based on the review and discussions noted above, the Committee recommended to the Board that Nash Finch’s audited financial statements be included in Nash Finch’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007, for filing with the SEC.

Audit And Finance Committee

Douglas A. Hacker, Chairman
Carole F. Bitter
Jerry L. Ford
Mickey P. Foret
John H. Grunewald
Hawthorne L. Proctor

INDEPENDENT AUDITORS
Selection of Independent Auditors and Attendance at Annual Meeting
     On February 26, 2007, the Committee approved the engagement of Ernst & Young as the independent auditor to audit the financial statements of Nash Finch for the fiscal year ended December 29, 2007. At its February 25, 2008 meeting, the Committee conducted its review of the independent registered public accounting firm’s performance, independence, qualifications and quality controls, and made its decision to retain Ernst & Young as its independent auditor to audit the Nash Finch financial statements for the fiscal year ending January 3, 2009. We have requested and expect a representative of Ernst & Young to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.
Fees Paid to Independent Auditors
     The following table sets forth the amounts Ernst & Young billed us for audit services with respect to fiscal 2007 and fiscal 2006 and for other professional services rendered during those fiscal years.

	Aggregate Fees Billed
Type of Fee	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$1,260,000	$1,564,265
Audit Related Fees(2)	186,613	—
Tax Fees(3)	152,190	99,689
All Other Fees(4)	2,500	2,500

Total Fees	$1,601,303	$1,666,454

(1)	Audit Fees — The amounts represent the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters to underwriters and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for audits of management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Audit Related Fees — The amounts represent fees relating to SEC inquiries and accounting consultation.

(3)	Tax Fees — The amounts represent fees for tax planning and compliance services.

(4)	All Other Fees — The amounts represent fees for access to an accounting information service.
Pre-Approval of Audit and Non-Audit Services
     Under its charter, the Committee is required to pre-approve all audit and permitted non-audit services to be provided by the independent auditor to Nash Finch and its subsidiaries. Consistent with that requirement, the Committee has adopted a pre-approval policy in accordance with which it annually considers for pre-approval all audit and non-audit services proposed to be provided by the independent auditor during the succeeding fiscal year. As to any services the Committee wishes to approve, it will either approve the specific engagement, or identify the particular pre-approved services with a sufficient level of detail so that senior financial management of the Company will not be called upon to judge whether a proposed service is actually pre-approved. The Committee will also establish a dollar limit for each pre-approved service that may not be exceeded without obtaining further pre-approval from the Committee. Any proposed engagement that involves a service not previously approved, or that would entail fees in excess of the amount previously authorized for the specific service, must be presented to the Committee for consideration at its next meeting or, if earlier consideration is required, to the Chair of the Committee. The Chair will report any specific approval of services at the Committee’s next regular meeting. The Committee regularly reviews reports of services being provided to Nash Finch by its independent registered public accounting firm. During fiscal 2007, all services provided to Nash Finch by Ernst & Young were provided in accordance with the pre-approval procedures outlined above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding shares of common stock to file with the SEC reports of initial ownership and reports of changes in ownership in Nash Finch securities. We provide assistance to our directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.
     Based solely on the Company’s review of reports filed under Section 16(a) of the Exchange Act, the Company believes that no person subject to Section 16(a) of the Exchange Act with respect to the registrant failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for Edward Brunot, Senior Vice President, who did not timely file (by 25 days) a compensation deferral of 208 shares of common stock and a grant of 31 restricted stock units of Nash Finch common stock, Allister P. Graham, Director, who did not timely file (by 22 days) a sale of 4,000 shares of company common stock, and Robert Bagby, Director, who did not timely file (by 32 days) the granting of 516 share units of Nash Finch common stock under the Deferred Compensation Plan.
2009 STOCKHOLDER PROPOSALS
     Any proposal that a Nash Finch stockholder intends to present at the 2009 Annual Meeting of Stockholders and that is to be included in our proxy statement and form of proxy must be received by the Secretary of the Company at our principal executive office no later than December 1, 2008. A stockholder who wishes to make a proposal at the 2009 Annual Meeting without including the proposal in our proxy statement should notify us of the matter to be presented no later than February 14, 2009. If a stockholder fails to give notice by that date, then the persons named as proxies by us for the 2009 Annual Meeting will have discretionary authority to vote on the stockholder’s proposal. Any stockholder who intends to nominate an individual to serve on the Company’s Board of Directors must provide advance written notice to the Secretary of the Company not less than ten (10) days prior to the date of the stockholders meeting at which directors will be elected. The content of the notice is specified in Article VIII of the Company’s Articles of Incorporation.
HOUSEHOLDING INFORMATION
     Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that you and other holders of Nash Finch common stock in your household may not receive separate copies of our proxy statement or Annual Report on Form 10-K. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Nash-Finch Company, Attention: Corporate Secretary, P. O. Box 355, Minneapolis, MN 55440-0555, telephone (952) 844-1148. If you and others in your household are currently receiving multiple copies of our proxy statement and Annual Report and wish to receive only a single copy of each, you may write or call us at the same address and telephone number.

MISCELLANEOUS
     Our Board is not aware of any other matters which may be presented to our stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.
     We will bear the cost of soliciting proxies. Directors, officers and employees of Nash Finch may, without additional compensation beyond their regular compensation, solicit proxies by mail, telephone, facsimile or other electronic transmission, or personal interview. Nash Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of our common stock.

By Order of the Board of Directors

Kathleen M. Mahoney
Senior Vice President, Secretary & General Counsel

April 11, 2008
Minneapolis, Minnesota

APPENDIX I
PROPOSED AMENDMENTS TO NASH-FINCH COMPANY’S
RESTATED CERTIFICATE OF INCORPORATION
Article VIII.
     Management: (a) The number of directors shall be not less than ~~nine~~seven (~~9~~7) nor more than ~~seventeen~~twelve (~~17~~12) in number, which number shall be determined by the Board of Directors from time to time. ~~The directors shall be classified with respect to their terms of office by dividing them into three classes, with each class being as nearly equal in number as possible. The terms of office of the directors initially classified as Class A shall expire at the annual meeting of stockholders to be held in 1986, the terms of those classified as Class B shall expire at the annual meeting of stockholders to be held in 1985, and the terms of those classified as Class C shall expire at the annual meeting of stockholders to be held in 1984.~~ At each annual meeting of stockholders after ~~such initial classification, directors of the class whose term is expiring will be elected to hold office until the third succeeding annual meeting~~from and after the annual meeting of stockholders to be held in 2008, each director shall hold office for a term expiring at the next annual meeting of stockholders to be held in the year following the year of their election, with such director to hold office until his or her successor is elected and qualified. Directors shall hold office until the expiration of the terms for which they were elected and qualified, provided, however, that a director may be removed from office as a director at any time but only (i) for cause, and (ii) upon the affirmative vote of the holders of three-fourths of all outstanding shares entitled to vote. If the office of any director or directors becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors, or otherwise, a majority of the remaining directors, though less than a quorum, at a meeting called for that purpose, may choose a successor or successors, who shall hold office until the ~~expiration of the term of the class for which appointed and~~ next annual meeting of stockholders or until a successor shall be elected and shall qualify.
     (b) Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary not less than 10 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary not later than the close of the fifth day following the day on which notice of the meeting was mailed to stockholders. Notice of nominations which are proposed by the Board of Directors shall be given by the Chairman of the Board or President on behalf of the Board.
     Each notice hereunder shall set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of the corporation beneficially owned by each nominee, and (iv) the class of directors to which the nominee is nominated.
     The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
     (c) This Article VIII may not be altered, amended or repealed, in whole or in part, unless authorized by the affirmative vote of the holders of not less than three-fourths of all outstanding shares entitled to vote.

I-1

APPENDIX II
NASH-FINCH COMPANY
2000 STOCK INCENTIVE PLAN
(as amended February 26, 2008)
1. Purpose of Plan.
     The purpose of the Nash-Finch Company 2000 Stock Incentive Plan (the “Plan”) is to support the maximization of long-term value creation for Nash-Finch Company (the “Company”) and its stockholders by enabling the Company and its Subsidiaries to attract and retain persons of ability to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives.
2. Definitions.
     The following terms will have the meanings set forth below, unless the context clearly otherwise requires:
2.1 “Board” means the Board of Directors of the Company.
2.2 “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer.
2.3 “Change in Control” means an event described in Section 13.1 of the Plan.
2.4 “Code” means the Internal Revenue Code of 1986, as amended.
2.5 “Committee” means the group of individuals administering the Plan, as provided in Section 3 of the Plan.
2.6 “Common Stock” means the common stock of the Company, $1.66-2/3 par value, or the number and kind of shares of stock or other securities into which such common stock may be changed in accordance with Section 4.3 of the Plan.
2.7 “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.
2.8 “Eligible Recipients” means all employees of the Company or any Subsidiary and any non-employee directors, consultants and independent contractors of the Company or any Subsidiary.
2.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.10 “Fair Market Value” means, with respect to the Common Stock, as of any date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote) (a) the mean between the reported high and low sale prices of the Common Stock during the regular trading session if the Common Stock is listed, admitted to unlisted trading privileges or reported on any foreign or national securities exchange or on the Nasdaq National Market or an equivalent foreign market on which sale prices are reported; (b) if the Common Stock is not so listed, admitted to unlisted trading privileges or reported, the closing bid price as reported by the Nasdaq SmallCap Market, OTC Bulletin Board or the National Quotation Bureau, Inc. or other comparable service; or (c) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion.

2.11 “Incentive Award” means an Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit or Stock Bonus granted to an Eligible Recipient pursuant to the Plan.
2.12 “Incentive Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.
2.13 “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.
2.14 “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
2.15 “Participant” means an Eligible Recipient who receives one or more Incentive Awards under the Plan.
2.16 “Performance Criteria” means the performance criteria that may be used by the Committee in granting Performance Units or Restricted Stock Awards contingent upon achievement of performance goals, consisting of specified levels of, or relating to:
•	customer satisfaction as measured by a Company sponsored customer survey;

•	employee engagement or employee relations as measured by a Company sponsored survey;

•	employee safety;

•	employee diversity;

•	financial performance as measured by net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), earnings before interest, taxes depreciation and amortization (EBITDA) (with or without adjustments prescribed in any Company credit facility), profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on sales), cash flows, market share, cost reduction goals, margins (including one or more of gross, operating and net income margins), stock price, total return to stockholders, economic value added, working capital and productivity improvements;

•	retail store performance as determined by independent assessment; and

•	operational performance as measured by on-time delivery, fill rate, selector accuracy, cost per case, sales per square foot, sales per labor hour and other, similar, objective productivity measures.
The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon Company, Subsidiary or business unit performance, either absolute or by relative comparison to other companies or any other external measure of the selected criteria. The Committee may also determine that any of these performance goals shall be calculated by including or excluding any one or more specific items or categories of items (including projections) as designated by the Committee.
2.17 “Performance Unit” means a right granted to an Eligible Recipient pursuant to Section 9 of the Plan to receive a payment from the Company, in the form of stock, cash or a combination of both, upon the achievement of Performance Criteria or other established employment, service, performance or other goals during a specified period.
2.18 “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued upon the grant, exercise or vesting of such Incentive Award.

2.19 “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8.
2.20 “Retirement” means termination of employment or service pursuant to and in accordance with the regular (or, if approved by the Board for purposes of the Plan, early) retirement/pension plan or practice of the Company or Subsidiary then covering the Participant, provided that if the Participant is not covered by any such plan or practice, the Participant will be deemed to be covered by the Company’s plan or practice for purposes of this determination.
2.21 “Securities Act” means the Securities Act of 1933, as amended.
2.22 “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of the Plan to receive a payment from the Company, in the form of stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and the exercise price of such shares under the terms of such Stock Appreciation Right.
2.23 “Stock Bonus” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 10 of the Plan.
2.24 “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.
2.25 “Tax Date” means the date any withholding tax obligation arises under the Code or other applicable tax statute for a Participant with respect to an Incentive Award.
3. Plan Administration.
3.1 The Committee. The Plan will be administered by the Board or by a committee of the Board. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and, if the Board so determines in its sole discretion, who are “outside directors” within the meaning of Section 162(m) of the Code. Such a committee, if established, will act by majority approval of the members (but may also take action with the written consent of all of the members of such committee), and a majority of the members of such a committee will constitute a quorum. As used in the Plan, “Committee” will refer to the Board or to such a committee, if established. To the extent consistent with applicable corporate law of the Company’s jurisdiction of incorporation, the Committee may delegate to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding for all purposes and on all persons, including, without limitation, the Company, the stockholders of the Company, the participants and their respective successors-in-interest. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.
3.2 Authority of the Committee.
     (a) In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.
     (b) The Committee will have the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award or accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; provided, however, that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification. No amendment or modification to an Incentive Award, whether pursuant to this Section 3.2 or any other provisions of the Plan, will be deemed to be a re-grant of such Incentive Award for purposes of this Plan.
     (c) In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Participant, amend or modify the vesting criteria (including Performance Criteria) of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the Plan as then in effect.
     (d) Notwithstanding any other provision of this Plan other than Section 4.3, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option by: (i) amending or modifying the terms of the Option to lower the exercise price; (ii) canceling the underwater Option and granting either (A) replacement Options having a lower exercise price; (B) Restricted Stock Awards; or (C) Performance Units in exchange; or (iii) repurchasing the underwater Options and granting new Incentive Awards under this Plan. For purposes of this Section 3.2(d), an Option will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option.
4. Shares Available for Issuance.
4.1 Maximum Number of Shares Available. Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 2,100,000 shares of Common Stock, plus any shares of Common Stock which, as of the date the Plan is approved by the stockholders of the Company, are reserved for issuance under the Company’s 1994 Stock Incentive Plan, as amended, and which are not thereafter issued or which have been issued but are subsequently forfeited and which would otherwise have been available for further issuance under such plan. Notwithstanding any other provisions of the Plan to the contrary, (i) no Participant in the Plan may be granted any Options or Stock Appreciation Rights, or any other Incentive Awards with a value based solely on an increase in the value of the Common Stock after the date of grant, relating to more than 120,000 shares of Common Stock in the aggregate in any fiscal year of the Company; provided, however, that a Participant who is first appointed or elected as an officer, hired as an employee or retained as a consultant by the Company or who receives a promotion that results in an increase in responsibilities or duties may be granted, during the fiscal year of such appointment, election, hiring, retention or promotion, Options relating to up to 200,000 shares of Common Stock; and (ii) the 1,000,000 shares of Common Stock that were reserved for issuance under the Plan effective February 22, 2005 shall be granted solely pursuant to Performance Units and will consist of shares of the Company’s treasury stock. All of the foregoing limitations in clauses (i) and (ii) are subject to adjustment as provided in Section 4.3 of the Plan.
4.2 Accounting for Incentive Awards. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. Any shares of Common Stock that are subject to an Incentive Award that lapses, expires, is forfeited in whole or part (including shares subject to the Incentive Award that are withheld to satisfy withholding or employment-related tax obligations) or for any reason is terminated unexercised or unvested and any shares of Common Stock that are subject to an Incentive Award that is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under the Plan.
4.3 Adjustments to Shares and Incentive Awards. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, (a) the number and kind of securities or other property (including cash) subject to outstanding Options, and (b) the exercise price of outstanding Options.
5. Participation.
     Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the creation of value for the Company and its stockholders. Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.
6. Options.
6.1 Grant. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option granted under the Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a Non-Statutory Stock Option.
6.2 Exercise Price. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant; provided, however, that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant or, with respect to an Incentive Stock Option, 110% of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).
6.3 Exercisability and Duration. An Option will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Option may be exercisable prior to six months from its date of grant (other than in connection with a Participant’s death or Disability) and no Option may be exercisable after 10 years from its date of grant (or, in the case of an Incentive Stock Option, five years from its date of grant if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).
6.4 Payment of Exercise Price. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, Previously Acquired Shares (including through delivery of a written attestation of ownership of such Previously Acquired Shares if permitted, and on terms acceptable, to the Committee in its sole discretion), a promissory note (on terms acceptable to the Committee in its sole discretion) or by a combination of such methods.
6.5 Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company (Attention: Secretary) at its principal executive office in Minneapolis, Minnesota and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.
6.6 Aggregate Limitation of Stock Subject to Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares of Common Stock with respect to which incentive stock options (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year (under the Plan and any other incentive stock option plans of the Company or any subsidiary or parent corporation of the Company (within the meaning of the Code)) exceeds $100,000 (or such other amount as may be prescribed by the Code from time to time), such excess Options will be treated as Non-Statutory Stock Options. The determination will be made by taking incentive stock options into account in the order in which they were granted. If such excess only applies to a portion of an Incentive Stock Option, the Committee, in its discretion, will designate which shares will be treated as shares to be acquired upon exercise of an Incentive Stock Option.
7. Stock Appreciation Rights.
7.1 Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under the Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee will have the sole discretion to determine the form in which payment of the economic value of Stock Appreciation Rights will be made to a Participant (i.e., cash, Common Stock or any combination thereof) or to consent to or disapprove the election by a Participant of the form of such payment.
7.2 Exercise Price. The exercise price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the date of grant but may not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant.
7.3 Exercisability and Duration. A Stock Appreciation Right will become exercisable at such time and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable prior to six months from its date of grant (other than in connection with a Participant’s death or Disability) or after 10 years from its date of grant. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.5 of the Plan.
8. Restricted Stock Awards.
8.1 Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more of the Performance Criteria; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period; provided, however, that no Restricted Stock Award may vest prior to six months from its date of grant other than in connection with a Participant’s death or Disability.
8.2 Rights as a Stockholder; Transferability. Except as provided in Sections 8.1, 8.3 and 14.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 8 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock.
8.3 Dividends and Distributions. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. In the event the Committee determines not to pay dividends or distributions currently, the Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions. In addition, the Committee in its sole discretion may require such dividends and distributions to be reinvested (and in such case the Participant consents to such reinvestment) in shares of Common Stock that will be subject to the same restrictions as the shares to which such dividends or distributions relate.
8.4 Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent.
9. Performance Units.
     An Eligible Recipient may be granted one or more Performance Units under the Plan, and such Performance Units will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting or valuation of such Performance Units as it deems appropriate, including, without limitation, (i) the achievement of one or more of the Performance Criteria; and/or that (ii) that the Participant remain in the continuous employ or service of the Company or any Subsidiary for a certain period. The Committee will have the sole discretion to determine the form in which payment of the economic value of Performance Units will be made to a Participant (i.e., cash, Common Stock, Restricted Stock Awards or any combination thereof) or to consent to or disapprove the election by a Participant of the form of such payment.
10. Stock Bonuses.
     An Eligible Recipient may be granted one or more Stock Bonuses under the Plan, and such Stock Bonuses will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee, including, without limitation, (i) the achievement of one or more of the Performance Criteria; and/or that (ii) that the Participant remain in the continuous employ or service of the Company or any Subsidiary for a certain period. The Participant will have all voting, dividend, liquidation and other rights with respect to the shares of Common Stock issued to a Participant as a Stock Bonus under this Section 10 upon the Participant becoming the holder of record of such shares; provided, however, that the Committee may impose such restrictions on the assignment or transfer of a Stock Bonus as it deems appropriate.

11. Effect of Termination of Employment or Other Service.
11.1 Termination Due to Death, Disability or Retirement. Unless otherwise provided by the Committee in its sole discretion in the agreement evidencing an Incentive Award:
     (a) In the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability:
     (i) All outstanding Options and Stock Appreciation Rights then held by the Participant will become immediately exercisable in full and remain exercisable, for a period of three years after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right);
     (ii) All Restricted Stock Awards then held by the Participant will become fully vested; and
     (iii) All Performance Units and Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Performance Units or Stock Bonuses.
     (b) In the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of Retirement:
     (i) All outstanding Options and Stock Appreciation Rights then held by the Participant will remain exercisable, to the extent exercisable as of the date of such termination, for a period of three years after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right);
     (ii) All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and
     (iii) All Performance Units and Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Performance Units or Stock Bonuses.
11.2 Termination for Reasons Other than Death, Disability or Retirement.
     (a) Unless otherwise provided by the Committee in its sole discretion in the agreement evidencing an Incentive Award, in the event a Participant’s employment or other service is terminated with the Company and all Subsidiaries for any reason other than death, Disability or Retirement, or a Participant is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ or service of the Company or another Subsidiary), all rights of the Participant under the Plan and any agreements evidencing an Incentive Award will immediately terminate without notice of any kind, and no Options or Stock Appreciation Rights then held by the Participant will thereafter be exercisable, all Restricted Stock Awards then held by the Participant that have not vested will be terminated and forfeited, and all Performance Units and Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Performance Units or Stock Bonuses; provided, however, that if such termination is due to any reason other than voluntary termination by the Participant or termination by the Company or any Subsidiary for “cause,” all outstanding Options and Stock Appreciation Rights then held by such Participant will remain exercisable, to the extent exercisable as of such termination, for a period of three months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right).
     (b) For purposes of this Section 11.2, “cause” (as determined by the Committee) will be as defined in any employment or other agreement or policy applicable to the Participant or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties, or (iv) any material breach of any employment, service, confidentiality or non-compete agreement entered into with the Company or any Subsidiary.
11.3 Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 11, upon a Participant’s termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause Options and Stock Appreciation Rights (or any part thereof) then held by such Participant to become or continue to become exercisable and/or remain exercisable following such termination of employment or service and Restricted Stock Awards, Performance Units and Stock Bonuses then held by such Participant to vest and/or continue to vest or become free of transfer restrictions, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no Option or Restricted Stock Award may become exercisable or vest prior to six months from its date of grant (other than in connection with a Participant’s death or Disability) or remain exercisable or continue to vest beyond its expiration date.
11.4 Exercise of Incentive Stock Options Following Termination. Any Incentive Stock Option that remains unexercised more than one year following termination of employment by reason of Disability or more than three months following termination for any reason other than death or Disability will thereafter be deemed to be a Non-Statutory Stock Option.
11.5 Date of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records.
12. Payment of Withholding Taxes.
12.1 General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all foreign, federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Award.
12.2 Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 12.1 of the Plan by electing to tender Previously Acquired Shares, a Broker Exercise Notice or a promissory note (on terms acceptable to the Committee in its sole discretion), or by a combination of such methods.
13. Change in Control.
13.1 Change in Control. For purposes of this Section 13, a “Change in Control” of the Company will mean the following:
     (i) the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Parent Corporation (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Parent Corporation;

     (ii) the approval by the stockholders of the Parent Corporation of any plan or proposal for the liquidation or dissolution of the Parent Corporation; or
     (iii) a change in control of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to section 13 or 15(d) of the Exchange Act, whether or not the Parent Corporation is then subject to such reporting requirement; provided that, without limitation, such a Change in Control will be deemed to have occurred at such time as:
     (A) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Parent Corporation’s outstanding securities ordinarily having the right to vote at elections of directors, or
     (B) individuals elected to the Board of Directors following nomination for that position by a majority of the Board cease to constitute a majority thereof.
13.2 Parent Corporation for purposes of this Section 13, means Nash Finch Company and any Successor.
13.3 Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.2 and 4.3 of the Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award, (a) all Options and Stock Appreciation Rights that have been outstanding for at least six months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options or Stock Appreciation Rights have been granted remains in the employ or service of the Company or any Subsidiary; (b) all Restricted Stock Awards that have been outstanding for at least six months will become immediately fully vested and non-forfeitable; and (c) all outstanding Performance Units and Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Stock Bonuses.
13.4 Cash Payment for Options. If a Change in Control of the Company occurs, then the Committee, if approved by the Committee in its sole discretion either in an agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award, and without the consent of any Participant effected thereby, may determine that some or all Participants holding outstanding Options will receive, with respect to some or all of the shares of Common Stock subject to such Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value of such shares immediately prior to the effective date of such Change in Control of the Company over the exercise price per share of such Options.
13.5 Limitation on Change in Control Payments. Notwithstanding anything in Section 13.3 or 13.4 of the Plan to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Incentive Award as provided in Section 13.3 or the payment of cash in exchange for all or part of an Incentive Award as provided in Section 13.4 (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 13.3 or 13.4 of the Plan will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that the Participant will have the discretion to determine which “payments” will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 13.5 will not apply, and any “payments” to a Participant pursuant to Section 13.3 or 13.4 of the Plan will be treated as “payments” arising under such separate agreement.

14. Rights of Eligible Recipients and Participants; Transferability.
14.1 Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Subsidiary.
14.2 Rights as a Stockholder. As a holder of Incentive Awards (other than Restricted Stock Awards and Stock Bonuses), a Participant will have no rights as a stockholder unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to such Incentive Awards as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.
14.3 Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, unless approved by the Committee in its sole discretion, no right or interest of any Participant in an Incentive Award prior to the exercise or vesting of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. A Participant will, however, be entitled to designate a beneficiary to receive an Incentive Award upon such Participant’s death, and in the event of a Participant’s death, payment of any amounts due under the Plan will be made to, and exercise of any Options (to the extent permitted pursuant to Section 11 of the Plan) may be made by, the Participant’s legal representatives, heirs and legatees.
14.4 Breach of Confidentiality or Non-Compete Agreements. Notwithstanding anything in the Plan to the contrary, in the event that a Participant materially breaches the terms of any confidentiality or non-compete agreement entered into with the Company or any Subsidiary, whether such breach occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may immediately terminate all rights of the Participant under the Plan and any agreements evidencing an Incentive Award then held by the Participant without notice of any kind.
14.5 Non Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.
15. Securities Law and Other Restrictions.
     Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable state or foreign securities laws or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.
16. Performance-Based Compensation Provisions.
     The Committee, when it is comprised solely of two or more outside directors meeting the requirements of Section 162(m) of the Code (“Section 162(m)”), in its sole discretion, may designate whether any Incentive Awards are intended to be “performance-based compensation” within the meaning of Section 162(m). Any Incentive Awards so designated will, to the extent required by Section 162(m), be conditioned upon the achievement of one or more Performance Criteria, and such Performance Criteria will be established by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) giving due regard to the disparate treatment under Section 162(m) of Options and Stock Appreciation Rights (where compensation is determined based solely on an increase in the value of the underlying stock after the date of grant or award), as compared to other forms of compensation, including Restricted Stock Awards, Performance Units and Stock Bonuses. The Committee shall also certify in writing that such Performance Criteria have been met prior to payment of compensation to the extent required by Section 162(m).
17. Deferrals and Settlements.
     The Committee may permit Participants to elect to defer the issuance of shares or the settlement of Incentive Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest or dividend equivalents on the deferral amounts.
18. Plan Amendment, Modification and Termination.
     The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of the Nasdaq Stock Market or any other stock exchange, if applicable at such time. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.2, 4.3 and 13 of the Plan.
19. Effective Date and Duration of the Plan.
     The Plan is effective as of February 22, 2000, the date it was adopted by the Board. The Plan will terminate at midnight on February 22, 2010, and may be terminated prior to such time to by Board action, and no Incentive Award will be granted after such termination. Incentive Awards outstanding upon termination of the Plan may continue to be exercised, or become free of restrictions, in accordance with their terms.
20. Miscellaneous.
20.1 Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota, notwithstanding the conflicts of laws principles of any jurisdictions.
20.2 Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

APPENDIX III
NASH FINCH COMPANY
AUDIT AND FINANCE COMMITTEE CHARTER
November 5, 2007
Purpose
The Audit and Finance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Nash Finch Company (the “Company”) to assist the Board in overseeing and monitoring:
•	management’s processes for ensuring the quality and integrity of the Company’s financial statements;

•	the Company’s accounting and financial reporting processes and audits of its financial statements;

•	management’s processes to monitor, control and report on significant financial risk exposures;

•	the qualifications, independence and performance of the Company’s independent auditor and internal auditor;

•	management’s processes for ensuring compliance by the Company with legal and regulatory requirements; and

•	the Company’s system of disclosure, accounting and financial controls and legal and ethical compliance programs.
Membership
The Committee shall consist of three or more directors, each of whom is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The members of the Committee shall be appointed by, and may be replaced by, the Board on the recommendation of the Corporate Governance Committee. Each member of the Committee shall meet the independence and experience requirements of the NASDAQ Stock Market (as may be modified or supplemented), federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). At least one member of the Committee shall be an “audit committee financial expert” as defined by SEC rules.
Authority
The Committee shall have the sole authority to appoint and retain or replace the independent auditor, to determine the independent auditor’s compensation and terms of engagement, and to oversee the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.
The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor and to any advisors engaged by the Committee, and for the payment of administrative expenses of the Committee that are necessary and appropriate in carrying out its duties and responsibilities. The Committee is empowered to investigate any matter brought to its attention.
The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, except for non-audit services that qualify for any de minimis exception under federal securities laws. Management will also inform the Committee of the Company’s intention to engage any other independent audit firm to provide a service that would be a prohibited non-audit service for the Company’s independent auditors prior to entering into such engagement. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, so long as decisions of such subcommittee to grant pre-approvals are presented to the full Committee at its next scheduled meeting.

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Meetings and Communications
The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. A majority of the members shall constitute a quorum. The chairperson of the Committee shall be appointed by the Board. The Committee is to maintain free and open communications with the independent auditor, financial and senior management and the internal auditor. This communication shall include separate executive sessions, at least annually, with each of these parties. The Committee shall make regular reports to the full Board, and shall provide the required report in the Company’s annual proxy statement.
Responsibilities
To fulfill its oversight role, the Committee shall, to the extent it deems necessary or appropriate:
Financial Statement and Disclosure Matters
1.	Review and discuss with management and the independent auditor the annual audited financial statements including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to their release and the filing of the Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	At least annually, review with management, the General Counsel and the internal auditor the effectiveness of the Company’s disclosure controls and procedures.

5.	Review and discuss with management, the independent auditor, and the internal auditor any major issues as to the adequacy of, the Company’s internal controls, any actions to be taken in light of significant or material control deficiencies, and the adequacy of disclosures about changes in internal control over financial reporting.

6.	Review and discuss with management, the independent auditors and the internal auditor the Company’s report regarding internal control over financial reporting and the related attestation report prepared by the independent auditor prior to the filing of the Company’s Form 10-K.

7.	Review and discuss reports received, at least annually, from the independent auditors on:
(a)	All critical accounting policies and practices used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.
8.	Annually review and discuss with management (i) the financial statements and internal auditors report or opinion relating to each Company benefit plan for which such statements, reports or opinions are prepared including the Company 401(k) plan, and (ii) the funding status of the Company’s benefit plans, including

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any multi-employer benefit plans to which the Company contributes. In addition, annually review and discuss with the plan administrator the fund performance of each Company benefit plans.
9.	Discuss with management the types of information and types of presentations to be made in the Company’s earnings press releases, as well as financial information and earnings guidance to be provided to analysts and rating agencies.

10.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, changes in generally accepted accounting principles, and off-balance sheet arrangements on the Company’s financial statements.

11.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.
Oversight of the Company’s Relationship with the Independent Auditor
12.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as it may be amended or supplemented, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

13.	Review and evaluate the lead partner of the independent auditor team.

14.	Obtain and review a written report from the independent auditor at least annually regarding
(a)	the independent auditor’s internal quality control procedures;

(b)	any material issues raised by the most recent internal quality control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;

(c)	any steps taken to deal with any such issues; and

(d)	all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1.
Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditor. In considering the independence of the independent auditor, the Committee should, to the extent it deems appropriate, discuss with the independent auditor the processes the audit firm uses to ensure complete disclosure of all relationships with the Company and its affiliates, the relationships the audit firm may have with officers, board members and significant stockholders and relationships not included in the independent auditors’ written report because they were deemed immaterial. The Committee shall present its conclusions with respect to the independent auditor to the Board.

15.	Ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

16.	Establish policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

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17.	Require the independent auditor to review and discuss with the Committee issues on which the Company’s audit team consulted with the national office of the independent auditor.

18.	Meet with the independent auditor in a timely manner to discuss the planning and staffing of the audit.
Oversight of the Company’s Internal Audit Function
19.	Review and approve the appointment and retention or replacement of the senior internal auditing executive, and recommend to the Compensation and Management Development Committee of the Board the compensation of such executive.

20.	Review the internal audit process for establishing the annual internal audit plan and the focus on risk. Annually, the Committee shall review and approve the audit plan for the coming year.

21.	Review the significant reports to management prepared by the internal audit department and management’s responses.

22.	Annually discuss with the internal auditor, independent auditor and management the internal audit department charter, responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.
Oversight over Compliance and Controls
23.	Review periodically with management, the internal auditor and the independent auditor the design and operating effectiveness of the Company’s internal controls and any significant findings together with management’s response. Review quarterly the disclosures made by the Company’s CEO and CFO during their certification process for the Company’s annual and quarterly reports about any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

24.	Obtain from the independent auditor assurance that it has not detected or become aware of any illegal acts involving the Company.

25.	Periodically review the code(s) of conduct and the Securities Trading Policy applicable to Company directors, officers and employees, review any reports from management, the General Counsel, internal auditor and the independent auditor regarding compliance by the Company and its affiliates with applicable legal requirements and such codes and policy, advise the Board regarding such compliance and recommend to the Board any changes to such codes and policy.

26.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

27.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

28.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

29.	Review and approve in advance all related party transactions as required by rules and regulations involving the Company and its officers and directors, or affiliates of officers and directors.

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Finance Matters
30.	Review and make recommendations to the Board concerning the financial structure, condition and financial strategy of the Company.

31.	Review and recommend to the Board for its approval:
(a)	policies and guidelines for investment of cash;

(b)	the Company’s material financing arrangements, including hedging and the use of line of credits or derivatives; and

(c)	material changes in the capitalization of the Company, including issuance of equity or debt securities or the repurchase of Company securities.
32.	Review financial analysis and assumptions used in support of potential significant acquisitions and divestitures prior to Board review.

33.	Review and discuss compliance with contractual covenants and the performance of significant acquisitions and transactions.

34.	Review significant relationships with analysts, banks, and investment banks.
Other Matters
35.	Review and approve the Audit Committee Report required by the rules of the SEC to be included in the Company’s annual proxy statement.

36.	Conduct an annual evaluation of its performance and report the results of such review to the Board. In connection with the annual review, the Committee shall review and reassess the adequacy of this Charter and recommend any changes that the Committee deems appropriate to the Board for approval. The format of the self-assessment shall be determined by the Committee.

37.	In carrying out its responsibilities, the Committee’s practices and policies should remain flexible, in order for the Committee to respond to changing facts and circumstances.

38.	Perform such other functions as assigned by law, the Company’s certificate of incorporation or bylaws or the Board.
In addition, Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.
Limitation of Committee’s Role
The Committee relies on the expertise and knowledge of management, the internal auditors, the independent auditor and legal counsel in carrying out its oversight responsibilities. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of the independent auditor and management. Management is also responsible for establishing and maintaining an appropriate system of (i) internal controls and procedures for financial reporting, and (ii) disclosure controls and procedures, in accordance with applicable law.

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APPENDIX IV
NASH FINCH COMPANY
CORPORATE GOVERNANCE COMMITTEE CHARTER
April 24, 2007
Purpose
     The Corporate Governance Committee assists the Board of Directors in:
•	identifying qualified individuals to become Board members;

•	determining the composition of the Board and its committees;

•	assessing and enhancing the effectiveness of the Board and individual directors;

•	developing and implementing the Company’s Corporate Governance Guidelines;

•	evaluating the performance of the Chief Executive Officer; and

•	determining the compensation of non-employee directors.
Committee Membership
     The Committee shall consist of three or more directors. The members of the Committee shall be appointed and may be removed by the Board. Each member of the Committee shall be independent in accordance with the listing standards of the Nasdaq Stock Market (as may be modified or supplemented) and any other applicable laws or regulations.
Committee Authority
     The Committee shall have the resources and authority to discharge its duties and responsibilities, including the authority to retain any search firm to assist in identifying director candidates, and any independent counsel or other advisors as the Committee may deem appropriate. The Committee shall have the sole authority to approve related fees and retention terms.
     The Committee may form and delegate authority to subcommittees consisting of one or more members when deemed appropriate by the Committee.
     Committee Meetings and Communications
     The Committee shall meet as often as it determines. A majority of the members shall constitute a quorum. The chairperson of the Committee shall be appointed by the Board. The Committee shall regularly report its actions and recommendations to the Board.
     Committee Responsibilities
     To fulfill its role, the Committee will have the following responsibilities:
Composition of the Board and Committees
1.	Annually, and as needed, consider and recommend to the Board the size and composition of the Board.

2.	Evaluate, based on criteria in the Corporate Governance Guidelines and the charters of the respective Board committees, and on the Committee’s assessment of the needs of the Board and its committees, possible nominees (including those recommended by stockholders in accordance with the Corporate Governance Guidelines) for election as directors, conduct appropriate inquiries into the background and qualifications of possible nominees, and recommend to the Board suitable nominees for election either annually by stockholders or, in the event of a vacancy, by the Board.

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3.	Consider and establish procedures for identifying and recruiting potential director nominees who meet criteria for Board membership, including utilizing the resources of board leadership and board membership associations and the Committee’s network of contacts, and engaging professional search firms as appropriate.

4.	Annually review the Board committee structure and the composition of the standing committees, and recommend to the Board for its approval directors to serve as members of the standing committees of the Board. Recommend additional committee members to fill vacancies as needed.
Evaluation of the Board and Directors
5.	Develop and oversee an annual self-evaluation process of the Board and its performance.

6.	Periodically evaluate the participation and contribution of each director.
Compensation of the Board
7.	Periodically review the compensation paid to non-employee directors and recommend to the Board any adjustments in director compensation and related plans.

8.	Exercise general administrative authority over stock-based compensation plans for non-employee directors.
Governance Effectiveness
9.	Periodically review and recommend to the Board any modifications of the Corporate Governance Guidelines, and oversee the implementation of the Guidelines.

10.	Periodically assess the adequacy of this charter and recommend any proposed changes to the Board for its approval.

11.	Oversee the process for providing an orientation to the Company for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties.

12.	Recommend an annual calendar of meetings for the Board.

13.	Periodically review and report to the Board on the performance of the Committee.
Senior Management
14.	Annually assess the performance and overall effectiveness of the CEO based on relevant and objective criteria, discuss the assessment with the CEO, and provide the results of the assessment to the Compensation Committee for its consideration in the CEO’s compensation.

15.	Recommend to the Board the selection, re-election or, if necessary, the replacement of the CEO.
Other Matters
16.	Provide advice and counsel to the CEO on stockholder relations and other matters as requested.

17.	Evaluate, oversee preparation and recommend to the Board proxy statement responses to stockholder proposals.

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APPENDIX V
NASH FINCH COMPANY
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE CHARTER
April 24, 2007
Purpose
     The Compensation and Management Development Committee (“Committee”) assists the Board of Directors (“Board”) in:
•	Approving compensation and employment arrangements for Section 16 officers as that term is defined in Section 16 of the Securities Exchange Act of 1934 (“Section 16 officers”);

•	Reviewing and approving compensation plans for Section 16 Officers, ensuring the programs properly align with the interests of stockholders;

•	Considering nominees for election as officers;

•	Reviewing management development plans for Section 16 officers and other key executives.

•	Reviewing succession plans for Section 16 officers and other key executives.
Committee Membership
The Committee shall consist of three or more directors, who will be appointed by and may be removed by the Board. Each member of the Committee shall be an independent director in accordance with the listing standards of The NASDAQ Stock Market, Inc. (as may be modified or supplemented) and any other applicable laws or regulations, shall be a “non-employee director” as defined in Rule 16b-3(b)(3) under the Securities Exchange Act, and shall be an “outside director” as defined in regulations adopted under section 162(m) of the Internal Revenue Code.
Committee Authority
The Committee shall have the resources and authority to discharge its duties and responsibilities, including the authority to retain any compensation consulting firm, independent counsel or other advisors as the Committee may deem appropriate. The Committee shall have the sole authority to approve related fees and retention terms.
The Committee may form and delegate authority to subcommittees consisting of one or more members when deemed appropriate by the Committee. The Committee may also delegate to the Chief Executive Officer the authority, within pre-existing guidelines established by the Committee, to approve equity compensation awards to employees other than Section 16 officers of the Company under established stock-based compensation plans of the Company. Any exercise of delegated authority will be reported to the Committee at its next regularly scheduled meeting.
The Committee may also delegate administrative authority under Company compensation, deferred compensation and supplemental retirement plans to the extent specified in the applicable plans.
Committee Meetings and Communications
The Committee shall meet as often as it determines necessary. A majority of the members shall constitute a quorum. The chairperson of the Committee shall be appointed by the Board. The Committee shall regularly report its actions and recommendations to the Board.

Committee Responsibilities
To fulfill its role, the Committee will have the following responsibilities:
Election of Officers
1.	Consider and recommend to the Board nominees for election as officers, annually and as requested by the Chief Executive Officer (“CEO”) or the Audit Committee of the Board in the case of the senior internal auditing executive of the Company.
Executive Compensation and Management Development
1.	Review and approve on an annual basis the goals and objectives relevant to the CEO’s compensation. The Committee will consider and review the results of the performance assessment of the CEO conducted by the Corporate Governance Committee, the degree to which goals and objectives relevant to the CEO’s compensation have been achieved and such other factors as the Committee deems relevant to establish the CEO’s annual compensation, including salary, bonus, incentive and equity-based compensation.

2.	Annually review the evaluation of the performance of the Section 16 officers of the Company, and approve their annual compensation, including salary, bonus, incentive and equity-based compensation. The Committee shall also provide general oversight of management’s decisions regarding the performance and compensation of other key executives designated by the Board from time to time.

3.	The Committee Chair shall approve the compensation for new hires who will be Section 16 officers, with subsequent ratification by the Committee.

4.	Provide oversight to the development of management development plans for key senior management positions as designated by the CEO, including performing an annual review of those management development plans.

5.	Provide oversight to the development of succession plans for key senior management positions as designated by the CEO, including performing an annual review of those succession plans.
Compensation Programs
1.	Periodically review the Company’s compensation structure for management employees, including incentive, deferred and equity-based compensation plans, and recommend to the Board any changes as needed.

2.	Review and approve the annual incentive plan targets for the Company’s short and long-term incentive programs for designated Vice President level employees and above. The CEO is specifically authorized to approve offers to new executive hires and promotions, other than Section 16 officers, that are consistent with the approved targets set by the Committee.

3.	Review and approve the Company’s incentive compensation, deferred compensation, profit sharing, equity-based compensation and supplemental retirement plans for employees.
Employment and Compliance Matters
1.	Review and approve change in control agreements.

2.	Review and approve severance arrangements and special or supplemental benefits for Section 16 officers.

3.	Monitor compliance with prohibitions on personal loans to directors and Section 16 officers.

4.	Monitor compliance with officer and director stock ownership policies and periodically review such policies. Discuss compliance with the Board and recommend changes when appropriate.

Other Matters
1.	Periodically assess the adequacy of this charter and recommend any proposed changes to the Board for its approval.

2.	Periodically review and report to the Board on the performance of the Committee.

3.	Produce an annual report of the Committee for inclusion in the Company’s proxy statement and recommend to the Board that it be included in the proxy statement. Review and discuss with management the Compensation Discussion and Analysis (the “CD&A”) to be included in the Company Proxy Statement (or Annual Report on Form 10-K) and based on review and discussions recommend to the Board that the CD&A be included in the Company’s Proxy Statement (or Annual Report on Form 10-K).

4.	Review and discuss with Company management and advisors any other compensation and employment related disclosures to be made in the Company’s filings with the Securities and Exchange Commission.

NASH-FINCH COMPANY
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 13, 2008 10:00 am (CDT)
Walker Art Center McGuire Room 1750 Hennepin Avenue Minneapolis, Minnesota 55403
NASH-FINCH COMPANY PROXY
This Proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2008.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Item 1, Item 2, Item 4 and Item 5, and “FOR” each nominee named in Item 3(a) or “FOR” each nominee named in Item 3(b) if Item 1 is not approved by the stockholders.
By signing this proxy, you revoke all prior proxies and appoint William Voss, Alec Covington and Kathleen Mahoney, and each of them, with full power of substitution, to vote all shares of the common stock of Nash-Finch Company held by you on April 10, 2008, on the matter shown on the reverse side and any other matters which may come before the Annual Meeting to be held on May 13, 2008, and any adjournment thereof.
See reverse for voting instructions.

There are three ways to vote your Proxy COMPANY # Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ????EASY ????IMMEDIATE • Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CDT) on May 12, 2008. • Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — http://www.eproxy.com/nafc/ — QUICK ????EASY ????IMMEDIATE • Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon (CDT) on May 12, 2008. • Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL · Mark your voting choices on the proxy card, sign it and date it. • Return the proxy card in the postage-paid envelope we’ve provided or return it to Nash-Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by Phone or Internet, please do not mail your Proxy Card The Board of Directors Recommends a Vote FOR Item 1, Item 2, Item 4 and Item 5, and FOR each nominee named in Item 3(a), unless Item 1 is not approved by the stockholders, in which case the Board of Directors Recommends a Vote FOR Item 3(b). 1. Approval of amendment to Restated Certificate of Incorporation to For Against Abstain declassify Board of Directors 2. Approval of amendment to Restated Certificate of Incorporation to set number For Against Abstain of directors 3 Please fold here 3 3(a). Election of directors: Directors: 04 Mickey P. Foret Vote FOR Vote WITHHELD 01 Robert L. Bagby 05 Douglas A. Hacker all nominees from all nominees 02 Alec C. Covington 06 Hawthorne L. Proctor (except as marked) 03 Sam K. Duncan 07 William R. Voss 3(b). Election of directors: Class C Directors: 08 Douglas A. Hacker 09 William R. Voss (INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 4: Approval of amendments to 2000 Stock Incentive Plan: For Against Abstain 5: Ratification of Ernst & Young LLP as our independent registered public accounting firm: For Against Abstain THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1, ITEM 2, ITEM 4 AND ITEM 5, AND FOR EACH NOMINEE NAMED IN ITEM 3(A) OR FOR EACH NOMINEE NAMED IN ITEM (B) IF ITEM 1 IS NOT APPROVED BY THE STOCKHOLDERS. Address Change? Mark Box Indicate changes below. Date Signature(s) in Box Please sign exactly as your name appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide the full name of the entity and the title of the authorized officer signing the Proxy.